UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

SVB FINANCIAL GROUP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

Thursday, April 24, 2008

4:00 P.M.

TO THE STOCKHOLDERS:

I am pleased to invite you to attend the 2008 Annual Meeting of Stockholders of SVB Financial Group, a Delaware corporation (the “Company”), which will be held at the Company’s offices located at 3005 Tasman Drive, Santa Clara, California 95054, on Thursday, April 24, 2008 at 4:00 p.m., local time. The meeting will be broadcast live through a listen-only conference call and audio webcast. (Access instructions are included in the Proxy Statement accompanying this Notice.) The purposes of the meeting are to:

1.	Elect twelve (12) directors to serve for the ensuing year and until their successors are elected.

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2008.

3.	Transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. To assure your representation at the meeting, you are encouraged to vote your shares as soon as possible. The enclosed Proxy Card contains instructions for voting over the Internet, by telephone and by returning your Proxy Card by mail. Any stockholder attending the meeting may vote in person even if such stockholder has previously returned a Proxy Card.

Only stockholders of record at the close of business on February 27, 2008 may vote at the meeting or any postponement or adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alex W. Hart
Alex W. Hart
Chairman of the Board

Santa Clara, California

March 17, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. WE ENCOURAGE YOU TO VOTE FOR THE ELECTION OF ALL TWELVE (12) NOMINEES FOR DIRECTOR, AS WELL AS IN FAVOR OF THE REMAINING PROPOSAL ABOVE.

Proxy Statement—Table of Contents

*	Indicates matters to be voted on at the Annual Meeting.

Mailed to Stockholders on or about March 26, 2008

PROXY STATEMENT

OF

SVB FINANCIAL GROUP

3005 Tasman Drive

Santa Clara, California 95054

INFORMATION CONCERNING THE PROXY SOLICITATION

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed Proxy by, and on behalf of, the Board of Directors of SVB Financial Group (the “Company”) for use at the 2008 Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 3005 Tasman Drive, Santa Clara, California 95054, on Thursday, April 24, 2008 at 4:00 p.m. local time, and at all postponements or adjournments thereof (the “Meeting”). Only stockholders of record on February 27, 2008 (the “Record Date”) will be entitled to vote at the Meeting. At the close of business on the Record Date, there were 32,258,829 shares of the Company’s Common Stock, $.001 par value (the “Common Stock”), outstanding.

The Company is a Delaware corporation and financial holding company for Silicon Valley Bank (the “Bank”) and its affiliates. The Company’s principal executive offices are located at 3003 Tasman Drive, Santa Clara, California 95054 and its telephone number at that location is (408) 654-7400.

Access Instructions for Conference Call and Audio Webcast of Meeting

The Meeting will be broadcast live through a listen-only conference call and audio webcast, on Thursday, April 24, 2008 beginning at 4:00 p.m. (Pacific Time), unless the Meeting is postponed or adjourned.

Dial-In Information: The listen-only conference call can be accessed by dialing 1 (866) 916-4782 or (706) 902-0768, and referencing the conference ID #39803074.

Audio Webcast: The audio only webcast can be accessed at www.svb.com under “Investor Relations.”

Replay: A replay of the audio only webcast will be available on www.svb.com under “Investor Relations,” beginning Thursday, April 24, 2008, after 5:00 p.m. (Pacific Time).

Voting

Stockholders of the Company’s Common Stock are entitled to one vote for each share held on all matters covered by this Proxy Statement, except for the election of directors. With respect to the election of directors, each stockholder has the right to invoke cumulative voting, which entitles each stockholder to as many votes as shall equal the number of shares held by such stockholder multiplied by the number of directors to be elected. A stockholder may cast all of his or her votes for a single candidate or distribute such votes among as many of the candidates as he or she chooses (up to a maximum of the number of directors to be elected). However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting in accordance with Article Fifth of the Restated Certificate of Incorporation of the Company and the stockholder (or any other stockholder) has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate votes. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates properly placed in nomination. If cumulative voting is properly invoked, the Proxy holders (the individuals named on the Proxy Card) are given discretionary authority under the terms of the Proxy to cumulate votes represented by shares for which they are named Proxy holders as they see fit among the nominees in order to assure the election of as many of such nominees as possible.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a Proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Instructions for voting by telephone, by using the Internet or by mail are on your Proxy Card. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed for any item on which you provide instructions and as the Proxy holders may determine within their discretion for any other matters, including any additional matters, that properly come before the meeting.

If you hold shares in your name and you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters set forth in this Proxy Statement and as the Proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters. See “Quorum; Abstentions; Broker Non-Votes” below.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares “represented and voting” at the Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes occur on a matter when a broker, bank or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not give instructions. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of Votes Cast with respect to proposals on which brokers, bank or other nominees are prohibited from exercising their discretionary authority. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

Revocability of Proxies

Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke the Proxy at any time prior to its use. A Proxy is revocable prior to the Meeting by delivering either a written instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of the Company or to the Company’s transfer agent. A Proxy is also automatically revoked if the stockholder is present at the Meeting and votes in person.

Solicitation

This solicitation of Proxies is made by, and on behalf of, the Board of Directors of the Company. The Company will bear the entire cost of preparing, assembling, printing, and mailing Proxy materials furnished by the Board of Directors to stockholders. Copies of Proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Company’s Common Stock. In addition to the solicitation of Proxies by mail, some of the officers, directors and employees of the Company may (without additional compensation) solicit Proxies by telephone or personal interview, the costs of which the Company will bear.

Unless otherwise instructed, each valid returned Proxy that is not revoked will be voted:

•	“FOR” each of the Company’s nominees to the Board of Directors,

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and

•	At the Proxy holders’ discretion on such other matters, if any, as may properly come before the Meeting (including any proposal to adjourn the Meeting).

Delivery of Voting Materials

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please complete, sign, date and return each Proxy Card and voting instruction card that you receive.

How to Obtain a Separate Set of Voting Materials

If you share an address with another stockholder, you may receive only one set of Proxy materials (including our 2007 Annual Report on Form 10-K and Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of Proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

SVB Financial Group

3003 Tasman Drive

Santa Clara, California 95054

Attention: Lisa Bertolet, Stock Administration

Telephone: (408) 654-7400

Facsimile: (408) 496-2405

Email: lbertolet@svb.com

Similarly, if you share an address with another stockholder and have received multiple copies of our Proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

Electronic Availability of Proxy Materials

This Proxy Statement and our 2007 Annual Report on Form 10-K are available electronically at www.svb.com/2008proxy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles. These principles are important to the way in which the Company manages its business and to maintaining the Company’s integrity in the marketplace. The Company’s Corporate Governance Guidelines adopted by the Company’s Board of Directors and the charters of the Audit Committee, Compensation Committee, Directors’ Loan Committee, Finance Committee and Governance Committee of the Company’s Board of Directors are available at http://www.svb.com. The contents of the website are not incorporated herein by reference and the website address provided above and throughout this Proxy Statement is intended to be an inactive textual reference only.

Board Independence

The Board has determined that, with the exception of Mr. Kenneth P. Wilcox, our President and Chief Executive Officer, all of our current directors, as well as all of our incumbent directors standing for re-election, are “independent” within the meaning of the director independence standards set by the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), as currently in effect. Furthermore, the Board has determined that each of the current members of the Audit Committee, Compensation Committee and Governance Committee are “independent” within the meaning of such director independence standards.

The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee Independence and Financial Expert

The Board has determined that all of the current members of the Audit Committee, Messrs. Roger F. Dunbar, David M. Clapper and Joel P. Friedman, meet all of the requirements of “independence,” and that Messrs. Dunbar and Friedman meet all of the attributes of an “audit committee financial expert,” as those meanings are defined for purposes of audit committee members by the applicable rules and regulations of the SEC and Nasdaq.

Consideration of Director Nominees

Stockholder Nominees

The Company’s Governance Committee will consider Board nominees proposed by stockholders. The Governance Committee has no formal policy with regard to stockholder nominees as it considers all nominees on their merits, as discussed below. Any stockholder nominations proposed for consideration by the Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

SVB Financial Group

3005 Tasman Drive

Santa Clara, California 95054

Fax: (408) 496-2545

In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with the bylaws, please see “Stockholder Proposals and Director Nominations” below.

Selection and Evaluation of Director Candidates

The Governance Committee, with the participation of the full Board, is responsible for identifying candidates for membership on the Board. The Governance Committee makes determinations as to whether to recommend such candidates’ nomination to the Board based on their character, judgment, and business experience, as well as their ability to diversify and add to the Board’s existing strengths. This assessment typically includes issues of expertise in industries important to the Company (such as technology, life sciences and premium wine), functional expertise in areas such as banking, investment banking, global markets, venture capital, private equity, law, accounting, finance and information technology, and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time. The Governance Committee has not formally established any minimum qualifications for director candidates. All nominees to be considered at the Meeting were recommended by the Governance Committee.

Communications with the Board

Individuals who wish to communicate with the Company’s Board may do so by sending an e-mail to the Company’s Board at bod@svb.com. Any communications intended for non-management directors should be sent to the e-mail address above to the attention of the Chair of the Governance Committee.

Code of Ethics

The Company has a Code of Ethics that applies to our principal executive officer and our senior financial officers, including our principal financial officer and principal accounting officer. A copy of this Code of Ethics is available on the Company’s website at www.svb.com under “Corporate Governance,” or can be obtained without charge by any person requesting it. To request a copy of our Code of Ethics, please contact: Lisa Bertolet, Stock Administration, SVB Financial Group, 3003 Tasman Drive, Santa Clara, California 95054, at telephone (408) 654-7400.

The Company intends to disclose any waivers from or changes in its Code of Ethics by posting such information on our website. No waivers or substantive changes were made during fiscal year 2007.

Proposal No. 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees

The Company’s bylaws currently provide for a range of eight (8) to twelve (12) authorized directors and permit the exact number to be fixed by the Board of Directors. As of the Record Date, the Board has fixed the number of authorized directors at twelve (12).

Pursuant to the Company’s bylaws, the Board of Directors shall not have more than two directors who do not meet the definition of an “Outside Director.” An “Outside Director” is any director who meets the independence and experience requirements of the SEC and Nasdaq and who, in the opinion of the Board, has the ability to exercise independent judgment in carrying out the responsibilities of a director of the Company. Pursuant to the Company’s bylaws, Outside Directors may not serve more than nine (9) consecutive one-year terms, beginning as of April 30, 2001; provided, however, that if in any one year, more than three Outside Directors are required to end their service on the Board of Directors because of the application of this term limit, the Board of Directors may extend the term of one or more such directors for successive one year terms so as to avoid requiring more than three Outside Directors to end their service in any one year. Any Outside Director who has served the maximum term or resigned prior to serving the maximum term may be eligible to stand for election for another maximum term after a one-year waiting period, during which the director may serve as an advisory director.

Nominees for Director

All Proxies will be voted “FOR” the election of the following twelve (12) nominees recommended by the Board of Directors for a term of one year, unless authority to vote for the election of directors (or for any particular nominee) is withheld. Except for Ms. Lata Krishnan, all of the nominees have served as directors of the Company since the last annual meeting of stockholders in April 2007. Ms. Krishnan was recommended to the Governance Committee as a potential director nominee by an employee of the Company and was appointed by the Board of Directors in February 2008. All incumbent directors are nominees for re-election to the Board.

If any of the nominees should unexpectedly decline or be unable to act as a director, the Proxies may be voted for a substitute nominee designated by the Board of Directors. As of the Record Date, the Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those listed below. Directors of the Company serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

The names of and certain biographical information about each of the Company’s nominees for director as of the Record Date are set forth below.

Name of Director Nominee	Age	Biographical Information
Eric A. Benhamou	52

Mr. Benhamou is Chairman and CEO of Benhamou Global Ventures, LLC, which was formed in 2003. Benhamou Global Ventures, LLC invests and plays an active role in innovative high tech firms throughout the world.

Mr. Benhamou is also the Chairman of the Boards of Directors of 3Com Corporation, a networking solutions provider (since 1990), and Cypress Semiconductor, a semiconductor company (since 1993). He also serves on the Boards of Directors of RealNetworks, Inc, a creator of digital media services and software

Name of Director Nominee	Age	Biographical Information

(since 2003), and Voltaire Ltd., a grid computing network solutions company (since 2007). Additionally, he serves on the Boards of Directors of several private companies, including ConteXtream, a carrier equipment vendor for intellectual property based media services (since 2007), Purewave Networks, a WiMax base station vendor for wireless carriers (since 2007), WisdomArk, Inc., a consumer web service company (since 2005), and Finjan, a global provider of proactive web security solutions (since 2006). Mr. Benhamou serves on the executive committees of TechNet, the Computer Science and Telecommunications Board (CSTB), Stanford University School of Engineering and Ben Gurion University of Negev. Additionally, he is a visiting professor at the INSEAD Business School and the Chairman of the Israel Venture Network, a venture philanthropy organization for a stronger Israeli society.

Mr. Benhamou served as Chairman of the Board of Directors of Palm, Inc. (from 1999 to 2007). He served as Chief Executive Officer of 3Com Corporation (from 1990 to 2000), and served as interim Chief Executive Officer of Palm (from 2001 to 2003). Previously, he held a variety of senior management positions at 3Com. In 1981, Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was Vice President of Engineering until its merger with 3Com in 1987. Mr. Benhamou has also served as a member of the Boards of Directors of Atrica, a provider of optical Ethernet solutions (from 2000 to 2008) and Go Networks, a wireless network hardware provider (from 2004 to 2007).

Additionally in 2003, Mr. Benhamou was appointed to the Joint High Level Advisory Panel of the U.S.-Israel Science and Technology Commission by U.S. Commerce Secretary Donald Evans.

Mr. Benhamou holds a diplôme d’Ingenieur de l’Ecole Nationale Supérieure d’Arts et Métiers in Paris, France, a master’s degree in Science from the School of Engineering at Stanford University and several honorary doctorates.

David M. Clapper	56

Mr. Clapper currently serves as President and Chief Executive Officer of SurgRx, Inc., a medical device manufacturer. He is also a member of the Boards of Directors of Dfine, Inc., an electrosurgical system developer (since 2007), and Sierra Medical, a surgical device company (since 2007).

Prior to joining SurgRx in 2004, Mr. Clapper served as president and chief executive officer and a member of the Board of Directors of Novacept, a medical device company (from 1999 until its acquisition by Cytyc Corporation in 2004). Mr. Clapper also served as president and chief executive officer and a member of the Board of Directors of Focal, Inc., a developer of surgical sealant (from 1994 to 1999). Prior to joining Focal, Mr. Clapper was employed at various divisions of Johnson & Johnson (from 1977 until 1993).

Name of Director Nominee	Age	Biographical Information

Mr. Clapper has also served as a member of the Boards of Directors of St. Francis Medical Technology (in 2006), Conor Medsystems (from 2004 to 2007) and Pulmonx (from 2003 to 2006).

Mr. Clapper holds a bachelor’s degree in Marketing from Bowling Green State University.

Roger F. Dunbar	62

Mr. Dunbar retired from Ernst & Young in 2004, where he held the position of Global Vice Chairman, based in London, from 2000 to 2004. In his role as Global Vice Chairman, Mr. Dunbar was responsible for developing the Ernst & Young Strategic Growth Markets operations and Global Venture Capital Services. In addition, he was a member of Ernst & Young’s Global Practice Council and Global Management Committee. From 1974 to 2000, Mr. Dunbar was a client service partner and held a variety of senior leadership roles, including Partner-in-Charge and Area Managing Partner, Silicon Valley and the Pacific Northwest Area.

Mr. Dunbar has taught at Santa Clara University’s Graduate School of Business and in Ernst & Young’s National Education Program. Mr. Dunbar served as a member of the Advisory Board for Santa Clara University and as a member of Joint Venture Silicon Valley’s 21st Century Education Board. Additionally, Mr. Dunbar served as an advisory member of the Company’s Board (from 2001 to 2004).

Mr. Dunbar holds a bachelor’s degree in Business from San Francisco State University and holds a master’s degree in Business Administration from Santa Clara University.

Joel P. Friedman	60

Mr. Friedman retired from his position as President of Accenture’s Business Process Outsourcing (“BPO”) organization in 2005.

Mr. Friedman is currently a member of the Boards of Directors of NeuStar, a provider of essential clearinghouse services to the communications industry (since 2006), and Endeca Technologies, Inc., a provider of enterprise search solutions (since 2006), as well as a member of the Advisory Boards of Corefino, Inc., an outsourced accounting and financial services firm (since 2008), and Financial Technology Ventures (since 2005). Additionally, he serves on the Boards of Directors of Community Gatepath, a non-profit organization dedicated to enabling persons with disabilities to live as fully integrated members of the community (since 1991), and Junior Achievement of the Bay Area, a non-profit organization that assists young people understand the economics of life (since 2004).

Prior to his retirement as President of Accenture’s BPO organization, Mr. Friedman was responsible for overseeing Accenture’s portfolio of BPO businesses, as well as fueling new innovation and growth in BPO. He was a member of Accenture’s Board of Directors (from 2001 to 2005) and also served on the company’s Executive Committee and Global Leadership Council. Over the course of his 34-year career with Accenture,

Name of Director Nominee	Age	Biographical Information

Mr. Friedman held a variety of senior leadership roles. He was a partner in Accenture’s Corporate Development Organization, served as a managing general partner of the company’s former venture capital business, Accenture Technology Ventures, led Accenture’s banking and capital markets program, and was instrumental in founding and managing Accenture’s strategy consulting practice.

Mr. Friedman was also a member of the Dean’s Advisory Council for Stanford Graduate School of Business (from 1998 to 2004).

Mr. Friedman holds a bachelor’s degree in Economics from Yale University and a master’s degree in Business Administration from Stanford University.

G. Felda Hardymon	60

Mr. Hardymon is currently Senior Partner at Bessemer Venture Partners, a venture capital firm located in Wellesley Hills, Massachusetts. Mr. Hardymon joined Bessemer in May 1981 and has also held the title of General Partner. Mr. Hardymon has been on the faculty at Harvard Business School since 1998 where he is currently the MBA Class of 1975 Professor of Management Practice.

Mr. Hardymon is currently a member of the Boards of Directors of Endeca Technologies, Inc., a provider of enterprise search solutions (since 2000), Portrait Software, which specializes in customer interaction management (since 2002), First Index, which provides online sourcing and marketplace services to manufacturing companies (since 2000), Vertica, a software company (since 2006), Streambase, a company which processes and analyzes real-time streaming data (since 2006), and Axis Networks, a provider of re-configurable digital radio platforms (since 2007).

Mr. Hardymon was also a member of the Boards of Directors of VideoServer (now known as Ezenia), a communications switch company, Davox Corp., a communications technology company, Parametric Technology, a product development solutions provider, Airtech Group, a telecommunications company, LBMS, a process management software developer, Summagraphics, a technology company, and Celtel International, a telecommunications company.

Mr. Hardymon holds a bachelor’s degree in Mathematics from Rose Polytechnic Institute, a master’s degree in Mathematics from Duke University, a Ph.D. in Mathematics from Duke University, and a master’s degree in Business Administration from Harvard University.

Alex W. “Pete” Hart	67

Mr. Hart has been an independent consultant to the financial services industry since 1997.

Mr. Hart is currently a member of the Boards of Directors of Fair Isaac Corporation, a predictive software company (since 2002), Global Payments, Inc., a payment services company (since 2001), eHarmony.com, an online compatibility service (since 2004), and

Name of Director Nominee	Age	Biographical Information

VeriFone Holdings, Inc., a electronics company (since 2006). He was also a member of the Boards of Directors of various companies, including HNC Software, Retek Inc., Shopping.com, Actrade Financial Technologies, Sanchez Computer Associates, US Encode, and Sequal Technologies, Inc.

From 1995 to 1997, he served as Chief Executive Officer and from 1994 to 1996 as Executive Vice Chairman of Advanta Corporation, a diversified financial services company. From 1988 to 1994, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider.

Mr. Hart holds a bachelor’s degree in Social Relations from Harvard University.

C. Richard Kramlich	72

Mr. Kramlich has been Co-Founder and General Partner of New Enterprise Associates, a venture capital firm, since 1978. Prior to joining NEA, Mr. Kramlich was a general partner of Arthur Rock & Associates (from 1969 to 1977) and Executive Vice President of Gardner & Preston Moss (from 1964 to 1969).

Mr. Kramlich is currently a member of the Boards of Directors of Tabula, a semiconductor company (since 2005), NEXT HOP, a provider of networking software solutions (since 2005), Financial Engines, a creator of advice technology (since 1997), Force10 Networks, a developer of communication network routing and switching equipment (since 2000), Visual Edge Technologies, an imaging solutions company (since 2002), Xoom, a money transfer company (since 2004), Zhone Technologies, a provider of broadband access equipment (since 1999), Foveon, a innovator in the design and development of image sensors and image capture systems (since 2000), Kor Technology, a leading edge aerospace defense technology company (since 2006), Sierra Monitor Corporation, a provider of hazardous gas detection systems (since 1984), TriAlpha Energy, a nuclear fusion research company (since 2006), MaxiScale, a developer of software for controlling infrastructure costs (since 2007), and Movius, a messaging, collaboration, and mobile media solutions company (since 2007). He was also a member of the Boards of Directors of Celetronix, Decru, Chalone Wine Group, Silicon Graphics, 3Com Corporation, Ascend Communications, Dallas Semiconductor, Healtheon/WedMD, Immunex, InfoGear, Juniper Networks, Macromedia, NetSolve (which was acquired by Cisco), Semiconductor Manufacturing International, Fabric7 Systems, and Informative. He was Chairman and President of the National Venture Capital Association. Additionally, Mr. Kramlich served as an advisory member of the Company Board (from 2003 to 2005).

Mr. Kramlich holds a bachelors of science degree in History from Northwestern University and a master’s degree in Business Administration from Harvard University.

Name of Director Nominee	Age	Biographical Information
Lata Krishnan	47

Ms. Krishnan is currently the Chief Financial Officer of Shah Capital Partners, a leading mid-market technology private equity fund that was founded in 2003. She is also the President and a director of the American India Foundation, an organization founded in 2001 to accelerate social and economic development in India (since 2001). She is also a charter member of TiE, a fellow of the American Leadership Forum (since 1998), and a member of the Boards of Directors of the America’s Foundation for Chess, a foundation committed to children’s education (since 2003), and The Commonwealth Club, a public affairs forum (since 2004), and the advisory boards of CEO Women, an organization that seeks to create economic opportunities for low-income immigrant and refugee women (since 2000), Narika, a shelter for abused women in the Asian community (since 1998), and the Global Philanthropy Forum, a council on world affairs (since 2006).

In 1989, Ms. Krishnan co-founded SMART Modular Technologies, Inc. and served as its Chief Financial Officer until its merger with Solectron Corporation in 1999. Prior to founding SMART, Ms. Krishnan held various corporate accounting and finance positions with Montgomery Securities, Arthur Andersen & Company LLP, and Hill Vellacott & Company in London.

Ms. Krishnan holds a bachelors of science degree with honors from the London School of Economics and is a member of the Institute of Chartered Accountants in England and Wales.

James R. Porter	72

Mr. Porter retired in 1998. He is currently a member of the Boards of Directors of Cardone Industries, a manufacturing company (since 1998), and Genesis Network Solutions, a telecommunications engineering company (since 2006), as well as a member of the Board of Regents of Pepperdine University (since 1993) and the Board of Trustees of Abilene Christian University (since 1990).

Mr. Porter was also a member of the Boards of Directors of Activant Solutions (from 1985 to 2006), Firstwave Technologies (from 1993 to 2003) and the Advisory Board of American Central Gas Technologies (from 1999 to 2005). He was the president, chief executive officer and director of Triad Systems Corporation, a computer software company (from 1985 to 1997). He also served as Chairman of Firstwave Technologies, a software company (from 1993 to 2003), and as Chairman of Activant Solutions (formerly CCI/Triad), a computer services company (from 1997 to 1999).

Mr. Porter holds a bachelor’s degree in Industrial Engineering degree from Texas A&M University and attended graduate school at Harvard University.

Name of Director Nominee	Age	Biographical Information
Michaela K. Rodeno	61

Ms. Rodeno is currently the Chief Executive Officer and only non-family director of Skalli Corporation (dba St. Supery Vineyards and Winery), located in Rutherford, California, where she has been serving since 1988. She and her family own Villa Ragazzi, a Napa Valley winery with a first vintage of 1988, and 60 acres of vineyards in the Napa Valley.

Ms. Rodeno has been a director of the Wine Market Council, a U.S. wine industry trade organization, since its inception in 1994. She served as chairperson of the organization (from 2005 to 2006) and currently serves on the Executive Committee. She also served as the Chairman of the Meritage Association (from 1999 to 2005). She served on the Board of Directors of the Napa Valley Vintners Association (from 1989 to 1993) and has chaired the Napa Valley Wine Auction twice.

Ms. Rodeno holds a bachelor’s degree in French from the University of California, Davis, a master’s degree in French Literature from the University of California, Davis, and a master’s degree in Business Administration from the University of California, Berkeley.

Kyung H. Yoon	53

Ms. Yoon currently serves as Vice Chairman of Heidrick & Struggles, a world renowned executive search and leadership consulting firm. Ms. Yoon has held a variety of leadership roles at Heidrick & Struggles since joining the firm in 1994.

Ms. Yoon is also Chairman of the Asia America MultiTechnology Association (“AAMA”), a business network promoting technology enterprises (since 2008). She is a member of the Board of Directors of AAMA (since 2003), and also served as its president (from 2006-2007). She also serves on the Board of Directors of Affinity Circles, Inc., a leading provider of trusted social networks for affinity-based organizations (since 2006) and Stanford University’s SPRIE Greater China Networks Project Advisory Board (since 2004).

Additionally, Ms. Yoon served on Harvard University’s John F. Kennedy School of Government Women’s Leadership Board (from 2005 to 2007) and as a Trustee of the San Jose Museum of Art (from 2006 to 2007).

Prior to joining Heidrick & Struggles, Ms. Yoon was the president of Benten Investments, Inc. Previously, she was the president of Pacific Union Asset Management and vice president of Dillingham Development Company. Ms. Yoon started her career with Banque Nationale de Paris, one of the main banks in Europe and France.

Ms. Yoon holds a bachelor’s degree in Economics from Goucher College in Baltimore, Maryland and a master’s degree in Business Administration in Finance and Marketing from the University of Chicago.

Name of Director Nominee	Age	Biographical Information
Kenneth P. Wilcox	60

Mr. Wilcox joined the Company in 1990 as Regional Vice President of the Bank’s East Coast Technology Group. Mr. Wilcox held increasingly responsible positions with the Bank, including Manager of the East Coast Technology Group (from 1993 to 1995), Executive Vice President and Manager of the East Coast Technology Group (from 1995 to 1997), Chief Banking Officer (from 1997 to 1999), and President and Chief Operating Officer of the Bank (from 1999). Mr. Wilcox was appointed Chief Executive Officer of the Bank in 2000 and was named President and Chief Executive Officer of the Company in 2001.

Mr. Wilcox serves on the Board of the Federal Reserve Bank of San Francisco (since 2005). He is also a member of the Board of Directors of Silicon Valley Leadership Group, an organization with an emphasis on issues of importance to employers, employees and residents of Silicon Valley (since 2001), Silicon Valley Education Foundation, an education foundation that focuses on improving public schools (since 2007), the Bay Area Council, a public policy advocacy organization (since 2007), and the Northern California Advisory Board of the Asia Society, the leading global organization working to strengthen relationships and promote understanding among the people, leaders and institutions of Asia and the United States (since 2007).

Mr. Wilcox holds a bachelor’s degree in German Studies from Oakland University, a Ph.D. in German studies from Ohio State University and a master’s degree in Business Administration from Harvard University.

Vote Required

The twelve (12) nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum.

BOARD COMMITTEES AND MEETING ATTENDANCE

As of the date of this Proxy Statement, the Company’s Board of Directors (the “Board”) has the following committees, each of which meets on a regular basis: (1) Audit Committee, (2) Compensation Committee, (3) Directors’ Loan Committee, (4) Finance Committee and (5) Governance Committee. The charters for each of these committees are available on the Company’s website at http://www.svb.com.

During fiscal year 2007, the Board held nine (9) meetings. Each director attended or participated telephonically in 75% or more of the total number of meetings of the Board, and of the committees on which he or she served, which were held during the period for which he or she was a director or committee member. It is the Board’s policy that each director use his or her best efforts to attend each of the Company’s annual stockholder meetings. All Board members then in office attended the annual meeting of stockholders in 2007.

Board Committees—Members, Meetings and Oversight

The oversight responsibilities and members (as of the Record Date) of the Board’s committees are as follows:

Audit Committee

The Audit Committee is comprised of Messrs. Roger Dunbar, who serves as Chair, David Clapper and Joel Friedman. During fiscal year 2007, the Audit Committee held twelve (12) meetings. The Audit Committee oversees the following:

•	The Company’s corporate accounting and financial reporting processes and the quality and integrity of the Company’s financial statements and reports.

•	The selection, engagement and termination of the Company’s independent auditors.

•	The qualification, independence and performance of the Company’s independent auditors.

•	The Company’s internal auditing function and other risk management functions, including the Company’s enterprise-wide risk management program and security program.

Compensation Committee

The Compensation Committee is comprised of Mmes. Michaela Rodeno, who serves as Chair, and Kyung Yoon and Messrs. Alex “Pete” Hart, C. Richard Kramlich and James Porter. During fiscal year 2007, the Compensation Committee held eight (8) meetings. The Compensation Committee oversees the following:

•	The overall compensation strategies, plans, policies and programs of the Company.

•	The approval of director and executive compensation.

Directors’ Loan Committee

The Directors’ Loan Committee is comprised of Messrs. James Porter, who serves as Chair, and David Clapper, and Mmes. Michaela Rodeno and Kyung Yoon. During fiscal year 2007, the Directors’ Loan Committee held five (5) meetings. The Directors’ Loan Committee oversees the following:

•	The credit and lending strategies and objectives of the Company.

•	The credit management and lending practices of the Company, including reviewing internal credit policies and establishing portfolio limits.

•	The quality and performance of the credit portfolio of the Company.

Finance Committee

The Finance Committee is comprised of Messrs. Roger Dunbar, who serves as Chair, Joel Friedman, G. Felda Hardymon and C. Richard Kramlich. During fiscal year 2007, the Finance Committee held nine (9) meetings. The Finance Committee oversees the following:

•	The financial strategies and objectives of the Company.

•	The financial risk management of the Company.

•	The capital management of the Company.

•	The review of the Company’s financial performance and compliance with applicable financial regulatory requirements.

•	The review of certain corporate development matters, such as proposed mergers and acquisitions.

Governance Committee

The Governance Committee is comprised of Messrs. Alex “Pete” Hart, who serves as Chair, Eric Benhamou and G. Felda Hardymon. During fiscal year 2007, the Governance Committee held five (5) meetings. The Governance Committee oversees the following:

•	The Company’s general corporate governance practices, including review of the Company’s Corporate Governance Guidelines.

•	The annual performance review of the Company’s Board and its committees.

•	The identification and nomination of director candidates.

•	The regulatory compliance function of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Company’s Audit Committee (the “Audit Committee”) has prepared the following report for inclusion in this Proxy Statement. The Audit Committee is governed by a charter, which specifies, among other things, the scope of its responsibilities and how those responsibilities are performed. The Audit Committee members are “independent” as defined by Nasdaq, the listing standard applicable to the Company.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at http://www.svb.com.

The primary responsibility of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s responsibility with respect to overseeing the Company’s accounting and reporting practices and the quality and integrity of the Company’s financial statements and reports, and to review the qualifications, independence, and performance of the certified public accountants engaged as the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, which supersedes Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and discussed with the independent auditors the auditors’ independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

This report is included herein at the direction of the members of the Audit Committee.

AUDIT COMMITTEE

Roger F. Dunbar (Chair)

David M. Clapper

Joel P. Friedman

Proposal No. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” the Ratification of the Appointment

of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of KPMG LLP to be the independent registered public accounting firm of the Company for the 2008 fiscal year. KPMG LLP has audited the Company’s financial statements since November 1994. While neither the Company’s bylaws nor other governing documents require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm, the Board is, based on the recommendation of the Audit Committee, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify such selection by the affirmative vote of the holders of a majority of the Votes Cast, the Audit Committee may reconsider its selection.

Representatives from the firm of KPMG LLP will be present at the Annual Meeting of Stockholders and afforded the opportunity to make a statement if they desire to do so. They will also be available to respond to stockholders’ questions.

PRINCIPAL AUDIT FEES AND SERVICES

The following table sets forth fees for services billed by or expected to be billed by KPMG LLP for the fiscal years 2007 and 2006:

	2007	2006
Audit fees	$3,151,574	$3,526,583
Audit-related fees (1)	582,019	502,000
Tax fees (2)	283,000	137,000

Total	$4,016,593	$4,165,583

(1)	Consists principally of fees billed or expected to be billed related to certain of the Company’s subsidiaries’ financial statements and business processes review.

(2)	Represents fees for services provided in connection with the Company’s tax compliance, tax advice and tax planning.

In accordance with its charter, the Audit Committee must explicitly approve the engagement of the independent auditor for all audit and permissible non-audit related services, as required by law. The charter also provides that, to the extent permitted by applicable law, the Audit Committee may adopt pre-approval policies and procedures, as well as delegate authority to grant approvals to one or more members of the Audit Committee. During the fiscal years 2007 and 2006, all such services provided by KPMG LLP were approved or pre-approved by the Audit Committee. Additionally, all non-audit related services provided by KPMG LLP were reviewed with the Audit Committee, which concluded that the provision of such services did not compromise KPMG LLP’s independence in the conduct of its auditing function.

INFORMATION ON EXECUTIVE OFFICERS

The positions and ages as of the Record Date of the executive officers of the Company are set forth below. Our executive officers are the members of the Company’s Steering Committee and perform policy-making functions for the Company within the meaning of applicable SEC rules. Such officers also may serve as officers of the Bank and/or the Company’s other subsidiaries. There are no family relationships among directors or executive officers of the Company.

Name and Position	Age	Biographical Information	Employee Since
Kenneth P. Wilcox President, Chief Executive Officer and Director	60	Please see Mr. Wilcox’s biography under “Proposal No. 1—Election of Directors—Nominees for Directors” above.	1990

Gregory W. Becker President, Silicon Valley Bank	40

Mr. Becker joined the Company in 1993 as part of the Northern California Technology Division. Mr. Becker joined the National Division in 1995 and in 1996 opened the Company’s regional office in Boulder, Colorado, serving as Senior Vice President and Manager. Mr. Becker was the Division Manager of the Venture Capital Group from 1999 to 2001. From 2002 to 2003, Mr. Becker served as Chief Banking Officer. Mr. Becker was appointed Chief Operating Officer, Commercial Bank, in 2003, and appointed as President, Silicon Valley Bank, in 2008.

Mr. Becker currently serves as President of the Board of Trustees for the Silicon Valley and Monterey Bay Area Chapter of the Leukemia & Lymphoma Society (since 2004).

Mr. Becker holds a bachelor’s degree in Finance from Indiana University.

			1993

Mary J. Dent General Counsel and Chief Operating Officer, SVB Global	46	Ms. Dent joined the Company in 2006 as General Counsel. In 2007, Ms. Dent was appointed as Chief Operating Officer, SVB Global, in addition to her responsibilities as General Counsel. Prior to joining the Company, Ms. Dent served as General Counsel and as Special Counsel for New Skies Satellites, a global satellite communications service provider based in the Netherlands, from 2000 to 2006, and was an attorney with Goldberg, Godles, Wiener & Wright, a Washington, DC-based law firm that specializes in legal and policy matters for technology companies, from 1992 to 2000.	2006

Name and Position	Age	Biographical Information	Employee Since

Ms. Dent serves on the Board of the Silicon Valley Campaign for Legal Services, a fundraising program for Silicon Valley legal service agencies (since 2006).

Ms. Dent holds a bachelor’s degree in Economics from the University of California at Los Angeles and a juris doctor degree from Stanford Law School.

Michael Descheneaux Chief Financial Officer	40

Mr. Descheneaux joined the Company in 2006 as the Managing Director of Accounting and Financial Reporting, and was appointed as Chief Financial Officer in 2007. Prior to joining the Company, Mr. Descheneaux was a managing director with Navigant Consulting, a business consulting firm, from 2004 to 2006, and was an independent consultant from 2002 to 2004. From 1995 to 2002, he served in various leadership roles at Arthur Andersen for the Central and Eastern Europe Region, including lead partner of financial services practice, lead audit partner of telecommunications/high-tech practice and technical expert partner on U.S. GAAP and generally accepted auditing standards matters.

Mr. Descheneaux is a certified public accountant, as well as a member of the Texas State Board of Public Accountancy and the American Institute of Certified Public Accountants, and an associate member of the Association of Certified Fraud Examiners.

Mr. Descheneaux holds a bachelor’s degree in business administration from Texas A&M University.

			2006

Chris Edmonds-Waters Head of Human Resources	45	Mr. Edmonds-Waters joined the Company in 2003 as the Director of Organization Effectiveness, and was appointed Head of Human Resources in 2007. Prior to joining the Company, Mr. Edmonds-Waters held numerous senior human resources positions at Charles Schwab & Co. from 1996 to 2003, where he specialized in management learning and development and launched the company’s online training system. He began his human resources management career with	2003

Name and Position	Age	Biographical Information	Employee Since

Macy’s California, where he worked with all levels of staff as a human resources expert and managed corporate training programs.

Mr. Edmonds-Waters holds a bachelor’s degree in intercultural communications from Arizona State University and a master’s degree in human resources and organization development from the University of San Francisco.

Harry W. Kellogg, Jr. Vice Chairman, Silicon Valley Bank, and Head of Relationship Management	64

Mr. Kellogg joined the Company in 1986 as Senior Vice President of the Bank’s Technology Division. Mr. Kellogg served as Chief Marketing Officer from 1993 to 1994 (when he left the Company for ten months, during which time he served as Executive Vice President for the Emerging Growth Industries Division of Cupertino Bank). Mr. Kellogg returned to the Company in 1995 as Chief Marketing Officer. From 1997 to 1998, he served as the Manager of the Bank’s Products and Services Group, and from 1998 to 2002, he served as Manager of the Company’s Strategic Initiatives Group. From 2002 to 2005, Mr. Kellogg served as President, SVB Capital. In addition to his role as the President, SVB Capital, Mr. Kellogg served as the interim President of Private Banking from 2002 until his successor was appointed in 2003. He was appointed President of Private Client Services in 2004 and Head of Relationship Management in 2007. He was appointed Vice Chairman of the Board of the Bank in 1999.

Mr. Kellogg is a member of the Boards and Advisory Boards of many civic and industry organizations, including Nollenberger Capital Partners, a full-service broker dealer & investment advisory firm (since 2003), Financial Executives International (FEI), an association for financial executives (since 2003), California/Israel Chamber of Commerce, a not-for-profit organization dedicated to strengthening business and trade relations between California and Israel (since 2002), Ravix Corporation, which provides seasoned consulting expertise (since 2003), The Enterprise Network: TEN, a leading

			1986

Name and Position	Age	Biographical Information	Employee Since

technology incubator located in the Silicon Valley (since 2004), Joint Venture: Silicon Valley Network, which provides analysis and action on issues affecting the Silicon Valley region’s economy and quality of life (since 2004), Menlo College, a liberal arts college (since 2006), Heller Ehrman, a law firm (since 2005), Stanford Institute for Economic Policy Research, a nonpartisan economic policy research organization (since 2004), Stanford Project on Regions of Innovation and Entrepreneurship, which studies the emergence of regions of innovation and entrepreneurship around the world (since 2004) and the Tuck Center for Private Equity and Entrepreneurship, which aims to advance the understanding of private equity investing (since 2004). In addition, he is an emeritus board member of the Technology Museum of Innovation. Mr. Kellogg is also a member of TechNet, a bipartisan, political network of CEOs that promotes the growth of technology and the innovation economy (since 1999), Asia America MultiTechnology Association, a non-profit, multi-technology business network (since 2005), Pacific Community Ventures, which provides resources and capital to businesses that have the potential to bring significant economic gains to low-income communities (since 2005) and the World Economic Forum, an independent organization committed to improving the state of the world by engaging leaders in partnerships to shape global, regional and industry agendas (since 2004).

Mr. Kellogg attended Menlo College and San Jose State University.

Mark A. MacLennan President of SVB Capital	54	Mr. MacLennan joined the Company in 2004 as Head of Global Financial Services. Mr. MacLennan was appointed President of SVB Capital in 2005. Prior to joining the Company, Mr. MacLennan served as Managing Director of the Private Equity Group at Century Capital Management, Inc., an investment management firm, from 1999 to 2004. Prior to that, Mr. MacLennan held a variety of management and leadership positions at Bank Boston (now Bank of America) from 1977 to 1998.	2004

Name and Position	Age	Biographical Information	Employee Since
		Mr. MacLennan holds a bachelor’s degree in Political Economics from Williams College.

Marc J. Verissimo Chief Strategy Officer	52

Mr. Verissimo joined the Company in 1993 as Team Leader in the Northern California Technology Division. Mr. Verissimo was named Manager of the Silicon Valley Lending Division in 1993. Mr. Verissimo served as Manager of the Company’s Corporate Finance Group in 2000. From 2000 to 2002, Mr. Verissimo served as Manager of the Risk Management Group. Mr. Verissimo was named Chief Strategy Officer in 2002, and Chief Strategy and Risk Officer in 2003. He became Chief Strategy Officer again in 2006.

Mr. Verissimo serves on the Board of Directors of the Entrepreneurs Foundation, a non-profit organization dedicated to strengthening the ties between entrepreneurial companies in the Bay Area and the communities in which they operate and their employees reside (since 2005).

Mr. Verissimo holds a bachelor’s degree in Agricultural Economics from the University of California, Davis, and a master’s degree in Business Administration from Harvard University.

			1993

David C. Webb Chief Operations Officer	52	Mr. Webb joined the Company in 2004 as Chief Information Officer, and was appointed as Chief Operations Officer in 2008. Prior to joining the Company, Mr. Webb was Vice President, Investment Banking Division at Goldman Sachs, a leading global investment banking, securities and investment management firm, from 1999 to 2004. Mr. Webb was Chief Information Officer at Bank One from 1997 to 1999. Mr. Webb holds a bachelor’s degree in Russian from the University of London and a master’s degree in Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University.	2004

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership as of the Record Date of the Company’s Common Stock by: (i) each of the Company’s directors and director nominees, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and current executive officers as a group. Unless otherwise noted, the respective nominees have sole voting and investment power with respect to the shares shown in the table as beneficially owned.

	Shares Beneficially Owned
Name of Beneficial Owner*	Number of Shares	Percent of Class Owned
Eric A. Benhamou	9,913	*	%
David M. Clapper	5,913	*	%
Roger F. Dunbar	5,913	*	%
Joel P. Friedman	6,913	*	%
G. Felda Hardymon	112,913	*	%
Alex W. “Pete” Hart (1)	21,750	*	%
C. Richard Kramlich	5,913	*	%
Lata Krishnan	—	—
James R. Porter (2)	69,163	*	%
Michaela K. Rodeno (3)	10,663	*	%
Kyung H. Yoon	1,913	*	%
Kenneth P. Wilcox (4)	262,370	*	%
Greg W. Becker (5)	147,445	*	%
Michael Descheneaux (6)	3,528	*	%
Jack Jenkins-Stark (7)	6,296	*	%
Mark MacLennan (8)	49,912	*	%
Marc J. Verissimo (9)	126,561	*	%
All directors and current executive officers as a group (20 persons) (10)	1,014,482	3.08%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 2,750 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(2)	Includes 18,750 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(3)	Includes 2,750 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(4)	Includes 181,250 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(5)	Includes 131,250 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(6)	Includes 2,500 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(7)	In 2007, Mr. Jenkins-Stark served as the Company’s Chief Financial Officer until April 30, 2007.

(8)	Includes 39,375 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(9)	Includes 94,371 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(10)	Includes 625,600 shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of December 31, 2007 by those known by the Company to own more than 5% of the outstanding Common Stock of the Company, and is based upon Schedules 13D and 13G filed with the SEC. Applicable percentages are based on 32,670,557 shares outstanding as of December 31, 2007. The Company knows of no persons other than those entities described below which beneficially own more than 5% of the outstanding Common Stock of the Company.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class Owned
T. Rowe Price Associates, Inc. (1)	2,747,550	8.4%
100 E. Pratt Street
Baltimore, Maryland 21202

Credit Suisse (2)	2,139,420	6.5%
Uetlibergstrasse 231, P.O.
Box 900, CH 8070 Zurich,
Switzerland

Barclays Global Investors, NA (3)	2,050,563	6.3%
45 Fremont Street
San Francisco, CA 94105

Ronald Baron and Baron Capital Group, Inc. (4)	2,019,750	6.2%
767 Fifth Avenue,
New York, NY 10153

Neuberger Berman, LLC and Neuberger Berman Inc. (5)	1,807,276	5.5%
605 Third Avenue
New York, New York 10158

(1)	Information is based on figures set forth in Amendment No. 3 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2008. According to such 13G, T. Rowe Price Associates, Inc., an investment adviser (“Price Associates”), has sole voting power with respect to 921,000 shares and sole dispositive power with respect to 2,747,550 shares. These securities are owned by various individual and institutional investors to which Price Associates serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Share amounts are based on figures set forth in Amendment No. 3 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2008.

(2)	Information is based on figures set forth in Amendment No. 1 to Schedule 13G filed by Credit Suisse on February 14, 2008. According to such 13G, Credit Suisse, a bank and a parent holding company, has the shared power to vote with respect to 2,138,696 shares and shared dispositive power with respect to 2,139,420 shares. Includes also 953,202 shares issuable upon conversion of certain zero-coupon, convertible subordinated notes issued by the Company at a conversion price of $33.6277.

(3)	Information is based on figures set forth in the Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG on January 10, 2008. According to such 13G, of the total shares reported, Barclays Global Investors, NA, a bank, has the sole voting power of 1,035,752 shares and sole dispositive power of 1,203,148 shares, Barclays Global Fund Advisors, an investment adviser, has the sole voting and dispositive power of 829,949 shares, and Barclays Global Investors, Ltd., a bank, has the sole voting and dispositive power of 17,466 shares.

(4)	Information is based on figures set forth in the Schedule 13G filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Baron Growth Fund and Ronald Baron on February 14, 2008. According to such 13G, of the total shares reported, Baron Capital Group, Inc., a parent holding company, has the shared voting power of 1,864,750 shares and the shared dispositive power 2,019,750 shares, BAMCO, Inc., an investment advisor, has the shared voting power of 1,746,400 shares and the shared dispositive power 1,896,400 shares, Baron Capital Management, Inc., an investment advisor, has the shared voting power of 118,350 shares and the shared dispositive power 123,250 shares, Baron Growth Fund, and investment company, has the shared voting and dispositive power of 1,700,000 shares, and Ronald Baron, an individual, has the shared voting power of 1,864,750 shares and the shared dispositive power 2,019,750 shares. BAMCO and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group. Baron Growth Fund is an advisory client of BAMCO, Inc. Ronald Baron owns a controlling interest in Baron Capital Group. Baron Capital Group and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Baron Capital Group or Ronald Baron. BAMCO and Baron Capital Management disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, Baron Capital Management and their affiliates.

(5)	Information is based on figures set forth in the Schedule 13G filed by Neuberger Berman Inc. and Neuberger Berman, LLC on February 12, 2008. According to such 13G, Neuberger Berman, LLC, a broker dealer and investment advisor, and Neuberger Berman Inc., a parent holding company, have the sole power to vote with respect to 1,342,072 shares and shared dispositive power with respect to 1,807,276 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes, based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, that during fiscal year 2007 its directors, officers (as defined in the rules under Section 16 of the Exchange Act), and any greater than 10% stockholders have complied with all Section 16(a) filing requirements in a timely manner; except for one report relating to his or her respective annual equity grant in May 2007 for each of our outside directors then in office: Messrs. Benhamou, Clapper, Dunbar, Friedman, Hardymon, Hart, Kramlich and Porter, and Mmes. Rodeno and Yoon. Such reports were filed late due to an administrative reason.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to the shares of the Company’s Common Stock that may be issued under our existing equity compensation plan, which has been approved by stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by stockholders	3,769,229	$33.74	3,556,436
Equity compensation plans not approved by stockholders	n/a	n/a	n/a

TOTAL	3,769,229	$33.74	3,556,436

(1)	Represents options granted under our 2006 Equity Incentive Plan, Amended and Restated 1997 Equity Incentive Plan and Amended and Restated 1989 Stock Option Plan. This number does not include securities to be issued for unvested restricted stock and restricted stock unit awards of 376,181 shares.

(2)	Includes shares available for issuance under our 2006 Equity Incentive Plan. This table does not include 757,825 shares available for issuance under the 1999 Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Act or the Exchange Act, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10–K and Proxy Statement.

This report is included herein at the direction of the members of the Compensation Committee.

COMPENSATION COMMITTEE

Michaela K. Rodeno (Chair)

Alex W. Hart

C. Richard Kramlich

James R. Porter

Kyung H. Yoon

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Board of Directors, acting directly or through its Compensation Committee (or the “Committee”), determines the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “named executive officers” or “NEOs”). The Compensation Committee is composed entirely of directors who are “independent” under the Nasdaq rules applicable to us. During 2007, the Compensation Committee had the following members: Ms. Michaela K. Rodeno (Chair), Messrs. Alex W. Hart, C. Richard Kramlich, and James R. Porter, and Ms. Kyung H. Yoon. During 2007, the Board of Directors did not reject or modify in any material way any action of or recommendation by the Compensation Committee.

As part of its decision-making process, the Compensation Committee has retained the firm Towers Perrin as its independent compensation consultant to serve in an advisory capacity, as well as a resource for compensation data. Their services to the Compensation Committee include support in the Committee’s effort periodically to review and update, as appropriate, the Company’s compensation philosophy; support in defining and selecting a relevant peer group for competitive analysis; analysis of NEO and director compensation levels; analysis of Company equity utilization; and periodic reports to the Committee on market compensation trends and developments. In addition, the Compensation Committee considers recommendations submitted by our Chief Executive Officer (for the NEOs, excluding himself) as well as data and analyses provided by the Company.

Our Chief Executive Officer attends some meetings of the Compensation Committee but does not participate in any deliberations relating to his own compensation. Our Chief Executive Officer has retained a compensation consultant from the firm Mercer Human Resource Consulting to assist him in formulating compensation recommendations for NEOs other than himself.

Executive Compensation Philosophy and Strategy

Our vision is to become the premier provider of innovative financial services to entrepreneurial companies of all sizes worldwide. At its core, our business focuses on providing commercial banking services to early and mid-stage technology and life sciences companies, to the venture capital and other private equity firms that serve them and to the premium wine industry. In recent years we have expanded our business to serve more comprehensively the needs of our core constituencies. We have augmented our commercial banking services with an array of products and services that are suited to the needs of our current clients and to later-stage technology and life sciences companies. We have expanded our private equity business, SVB Capital. We have established SVB Analytics to provide our clients with equity valuation and capitalization data management services. Finally, to address the reality that our clients exist in and will derive a substantial share of their future growth from the global marketplace, we have expanded our global activities. Together, these lines of business provide the basis for our current financial performance and the foundation for our future growth.

Our compensation philosophy for our named executive officers reflects this vision and strategy. It is designed to align compensation with business objectives and performance, to motivate our NEOs to enhance short-term and long-term business results, and to enable us to attract, retain and reward executive officers who contribute to our current financial performance and our long-term success.

During 2007 the Compensation Committee continued its evaluation of our compensation philosophy as part of a multi-year effort to ensure that our approach to executive pay appropriately reflect our business expansion, the diverse nature of our lines of business, and the relative complexity this business diversity reflects in an organization of our size. As a result of this review, the Committee recalibrated our approach to selecting peers for executive compensation benchmarking and placed relatively greater emphasis on prevalent market practices (as opposed to internal parity) in setting target pay levels and the elements of compensation for each NEO. The key principles of our compensation philosophy are:

•	Pay competitively. We believe that base salaries and target total compensation levels for our NEOs should be competitive relative to our peer organizations. We employ compensation data from various sources, including compensation surveys conducted by independent compensation consultants, and determine benchmark levels for each NEO individually. We typically target base salaries and target total compensation at market median, with individual pay varying above or below market median based on each individual executive’s skills, experience, and demonstrated performance.

We have provided more detail on the process the Company used in 2007 to benchmark executive compensation, as well as the Compensation Committee’s strategic review of benchmarking peers, below under “Executive Compensation Competitive Benchmarking.”

•

Mix short-term and long-term compensation. We generally target a pay mix for the Chief Executive Officer in which 50% of total compensation is provided in the form of long-term incentives and the remaining 50% is provided as a combination of base pay and short-term incentives. For our other named executive officers, we generally target a pay mix in which 40% of total compensation is provided in the form of long-term incentives and the remaining 60% is provided as a combination of base pay and short-term incentives.

As part of the Compensation Committee’s review of our executive compensation philosophy, during 2007 we adopted a position-specific approach to determining the target pay mix for each NEO, basing it primarily on the mix of pay that our data indicates is being provided by market competitors for each individual role. Our goal in adopting this approach was to better competitively calibrate each NEO’s total compensation as well as the individual components of compensation (base salary, short-term incentives, and long-term incentives) which make up the total package.

•

Balance external market competitiveness with internal parity. In setting overall compensation levels for our NEOs, we seek to balance market competitiveness with a reasonable level of internal parity. While market competitiveness is our primary focus in evaluating executive pay, we recognize that external market data can never completely reflect the full extent to which each individual NEO demonstrates leadership, makes strategic decisions, and contributes to our business results through the execution of their responsibilities. We believe that balancing external competitiveness with a reasonable level of internal parity helps to promote a culture of peer equality among the executive team and recognize the skills and contributions that each executive brings to the organization.

•

Promote equity ownership among our NEOs. We believe that it is important that our NEOs have an equity ownership stake in the Company. Equity ownership helps to align the economic interests of stockholders and management. As such, equity grants are an important component of our NEO’s compensation packages. (See “Elements of Compensation—Equity Incentive Plan” below.) To encourage our NEOs to maintain equity ownership in the Company, the Governance Committee of the Board of Directors has established stock ownership guidelines for the CEO and each of the other NEOs. For further discussion of the guidelines, see “Equity Ownership Guidelines for Executive Officers” below.

•

Tie incentive compensation to Company performance. We believe that tying a significant portion of each NEO’s compensation to Company performance appropriately rewards executives for achieving positive financial performance and other business objectives. We employ two primary incentive-based compensation structures. Under our Incentive Compensation Program, the Compensation Committee awards each NEO an annual discretionary cash bonus based upon the Company’s achievement of budgeted pretax income, the Company’s successful completion of predefined corporate initiatives, and the NEO’s individual performance. The Compensation Committee makes stock option grants and performance-based restricted stock unit grants to each NEO through our 2006 Equity Incentive Plan. For further information regarding our incentive compensation plans, see “Compensation for Named Executive Officers—Incentive Compensation Plan” and “Compensation for Named Executive Officers —Equity Incentive Plan” below.

The Compensation Committee monitors total compensation on a quarterly basis, using executive compensation “tally sheets” that summarize each element of each NEO’s total compensation, including outstanding equity incentive grants and the costs of any termination payments that would be triggered in the event of a change-in-control, position elimination or voluntary resignation. The Compensation Committee utilizes these tally sheets to evaluate changes in the individual components of each NEO’s compensation levels over a five-year period, providing a concise historic reference as they consider future changes to NEO pay. The Compensation Committee also monitors each NEO’s performance against our equity ownership guidelines on a quarterly basis, using executive equity ownership reports.

Executive Compensation Competitive Benchmarking

In establishing compensation targets at the beginning of 2007, the Compensation Committee relied upon benchmark data from a peer group of 20 peer companies that we have used to benchmark NEO compensation levels. We defined peer organizations as financial services companies that:

•	have a commercial lending (as opposed to consumer or retail lending) focus;

•	have comparable net income;

•	have comparable net interest income;

•	have a similar portfolio of available products and services; or

•	compete with us for executive talent.

Thirteen peer companies in our custom market analysis are similar to us in size and scope. These peers of similar size and scope were A.G. Edwards, Bank of Hawaii, City National Corp., Commerce Bancorp, Compass Bancshares, Cullen/Frost Bankers, Friedman Billings Ramsey Group, Greater Bay Bancorp, Harris Bank, Irwin Financial, Jefferies Group, Piper Jaffray Companies, and RBC Dain Rauscher. The remaining seven companies have a commercial lending focus and a similar portfolio of products and services, but are significantly larger in size. These firms were Bank of America Corp., Comerica, HSBC USA, SunTrust Banks, U.S. Bancorp, UnionBanCal Corp, and Wells Fargo. For these larger firms, the Company compared its compensation to that of a business unit level role rather than a corporate level role. For example, when benchmarking the pay of the Chief Financial Officer, the Company compared pay against chief financial officers in the 13 similarly-sized companies and against a business unit financial executive or controller in the seven larger companies. The Company obtained its custom peer group compensation data from the financial services industry executive compensation database from the firm Towers Perrin.

In certain cases, our custom study provided insufficient data to form the basis for meaningful conclusions. In these cases, we augmented the data using other published compensation surveys, including the Towers Perrin Financial Services Industry Executive Compensation Survey (for firms with assets of $20 billion or less), the Radford Benchmark Survey (consisting predominantly of high technology firms), the McLagan Partners Investment Banking Survey and the McLagan Partners Private Equity/Venture Capital Survey. These compensation surveys provide data on prevailing market compensation rates for base salaries, short-term incentives, long-term incentives, and total compensation.

During the process of setting NEO compensation targets for 2007, the Compensation Committee recognized the need to further refine the Company’s compensation philosophy to develop peer benchmarking criteria that vary by individual position and better reflect the scope of potential competitors for specific talent. For example, the Compensation Committee recognized that potential competitors for the President of SVB Capital may differ from the competitors for the Chief Financial Officer, and should be reflected in discrete approaches to selecting benchmarking peers for each role. In defining peers for each position, the Committee considered factors including potential peers’ assets, revenues, number of employees, business model and complexity of the platform, scope of business, and the role played by each NEO relative to peers at comparable institutions.

Elements of Compensation

We utilize a blend of short- and long-term compensation elements to provide our NEOs with market-competitive compensation while ensuring that a reasonable share of compensation remains at-risk and contingent upon our achievement of successful financial and business results. Specific elements of compensation we provide our NEOs include:

Base Salary

We provide base salaries in order to provide each NEO with a reasonable level of fixed short-term compensation, comparable to that individual’s market peers. We target base salaries for our NEOs at market median, with individual base salaries varying above or below market median based on each individual executive’s skills, experience and demonstrated performance. Base salary levels for our named executive officers are reviewed at least annually by the Compensation Committee and are adjusted as appropriate. The Committee normally increases base salaries annually. The Committee determines the amount of any adjustment primarily based upon market median base salary data for the position in question. In addition, the Committee considers the NEO’s performance and other factors it considers relevant, including for example the scope of the NEO’s responsibilities relative to peers and retention concerns, if any.

Incentive Compensation Plan (“ICP”)

Our NEOs participate in the Company’s ICP, a short-term cash incentive plan that rewards performance against individual and company objectives. For each participant, we establish a target bonus, stated as a percentage of the individual’s base salary.

Under the ICP, the Company accrues a bonus pool each year. During 2007, accruals were based upon the Company’s achievement of budgeted pretax income, gross of ICP and sales compensation expenses. The graph below illustrates the relationship in the 2007 ICP between: (a) achieved pretax income as a percentage of budget; and (b) the percentage of the target incentive pool accrued.

As the graph illustrates, the 2007 ICP provided for pool accruals at the 100% target level for performance equal to 100% of budgeted pretax income, for ICP pool accruals above the 100% level (up to a maximum of 200%) for performance above budget, and for ICP pool accruals below the 100% level (down to a minimum of 50%) for performance between 90% and 100% of budgeted pretax income.

At the close of the year, the Compensation Committee determines actual bonus awards for the NEOs based upon the individual’s target bonus level, the Company’s performance, and the individual NEO’s performance.1 All ICP awards for NEOs are at the discretion of the Compensation Committee.

In determining 2007 ICP awards, the Committee considered the Company’s very strong financial results, its successful performance in driving growth across its core business, and its execution on its identified strategic initiatives. With respect to its financial results, the Committee considered a variety of performance metrics, including the following:

•	The Company increased its consolidated net income by 38%, from $89.4 million in 2006 to $123.6 million in 2007.

•	The Company increased its net interest income by 8% from $352.5 million in 2006 to $380.9 million in 2007.

•	The Company maintained one of the strongest net interest margins in the banking industry of 7.29% for 2007, despite declining interest rates in the latter half of the year.

•	The Company increased average loans outstanding, net of unearned income, by 22%, from $2.882 billion in 2006 to $3.522 billion in 2007.

•	The Company maintained very strong credit quality. Gross loan chargeoffs for 2007 totaled $19.4 million, or 0.46% of total gross loans.

•

The Company successfully launched two new deposit products. Together with strong deposit activity primarily from the Company’s private equity clients, these new products enabled the Company to increase average deposits to $4.21 billion for the fourth quarter of 2007 from $3.83 billion for the fourth quarter of 2006.

•

The Company continued to diversify its income streams, increasing noninterest income by 57% from $141.2 million in 2006 to $221.4 million in 2007 (net of minority interests (including carried interest), we increased noninterest income by 40% from $131.3 million in 2006 to $183.4 million in 2007).

•	The Company dramatically slowed the growth in noninterest expense and met its commitment to stockholders to institute meaningful discipline around expense control and improve our operating leverage

•

The Company improved its efficient use of capital, repurchasing nearly 3 million shares during 2007, making progress toward our long-term target goal of an 8.5% ratio of tangible common equity to tangible assets.

•	The Company continued to expand its family of funds and increase assets under management.

[1]

The Compensation Committee retains the authority to exclude extraordinary items (positive or negative) from the calculation of pretax income as it determines appropriate. For 2007, the Compensation Committee excluded the impact of the non-cash SVB Alliant goodwill impairment charge and variations relating to our fixed-to-variable interest rate swap agreements. In 2006 the Compensation Committee made the decision to exclude the year-to-year impact of such long-term instruments from all future ICP calculations—i.e., all gains and losses over the term of the swap agreement will be excluded. As a result, it avoids short term incentive swings upward or downward arising solely from the timing under which gains and losses are recognized for accounting purposes.

•	The Company successfully wound down operations at its investment banking subsidiary, SVB Alliant.

The Committee also considered the extent to which these results reflected performance that was better than, comparable to, or worse than the banking industry generally, including the peer organizations used by the Committee to define the compensation benchmarks. In particular, the Committee considered the fact that the Company achieved its 2007 results during a difficult year for the financial services industry as a whole.

More broadly, the Committee considered the Company’s successful performance on its strategic initiatives. In 2007 management and the Board of Directors identified three broad strategic areas of emphasis supported by more detailed corporate initiatives. These broad areas of emphasis were:

•	Efficiency: reduce our core expense growth rate

•	Private Equity: broaden our focus beyond early-stage clients and the venture firms that fund them to also serve the needs of larger, more mature companies and the broader private equity industry

•	Globalization: developing specific market entry strategies for the countries we’ve targeted, and clarifying our overall strategic framework for approaching the global market

Finally, the Committee considered each NEO’s individual performance, both generally and in terms of the individual’s contributions to the Company’s successful execution of the 2007 corporate initiatives. For Mr. Wilcox, the performance assessment was performed by the Governance Committee of the Board of Directors, in consultation with the full Board. For the other NEOs, the performance assessment was performed primarily by Mr. Wilcox. In addition to Mr. Wilcox’s assessments, the Compensation Committee considered its members’ direct observations and assessments of each NEO’s performance. Specific bonus awards varied by NEO based upon the NEO’s on-target bonus level and the NEO’s performance, and are set forth in the Summary Compensation Table below.

Equity Incentive Plan

Each NEO is eligible to receive equity awards, including stock options, restricted stock units and/or restricted stock awards. The Company believes that equity-based awards—particularly in combination with the Company’s equity ownership guidelines, discussed below—tie each of the NEOs’ compensation to the Company’s long-term financial performance and align the interests of the NEOs and our stockholders.

The Compensation Committee typically makes equity awards to each NEO at the time the individual is hired and on an annual basis thereafter. The size of each award reflects the overall number of shares available to the Company under its equity incentive plan, the Compensation Committee’s determination of an appropriate annual equity burn rate (the percentage of total shares outstanding that the Company has issued during the year in the form of equity compensation), the NEO’s role and performance, and the market compensation data for the NEO’s external peers.

During 2007, the Compensation Committee awarded the NEOs stock options and performance-contingent restricted stock units as set forth in the table below entitled “2007 Named Executive Officer Performance—Contingent Equity Grant Structure.” The Compensation Committee did not establish separate performance-based criteria for the stock options, as the value of an option is inherently tied to the future performance of the Company’s Common Stock. The Compensation Committee established performance-based criteria for the restricted stock units, varying the size of the award based upon the Company’s return on equity (“ROE”) performance relative to budget and conditioning the receipt of any award upon the Company achieving goals for achieving budgeted ROE and controlling noninterest expense growth.

The Committee deferred defining the performance criteria for the 2007 restricted stock units until after the Board completed its review of the Company’s strategy in April of 2007. In order to preserve the deductibility of compensation costs for the restricted stock units, where possible, under Section 162(m) of the Internal Revenue Code, the Committee defined the performance measurement period for the NEOs’ performance-contingent restricted stock unit grant to correspond to the period between the quarter in which the targets were set and the end of the year. The use of an April 1—December 31 performance period (rather than a January 1 – December 31 performance period) did not affect the size of the awards to the NEOs.

2007 Named Executive Officer Performance-Contingent Equity Grant Structure

PERFORMANCE-CONTINGENT RESTRICTED STOCK UNIT METRICS AND SCHEDULE	Ken Wilcox	Greg Becker	Michael Descheneaux	Mark MacLennan	Marc Verissimo
Metric 1. Achieve Target ROE	Restricted Stock Units Derived Under Metric 1
No award - ROE less than 90% of target	0	0	0	0	0
Threshold - ROE of 90.0% to 99.99% of target	4,250	2,350	1,825	1,000	1,200
Target - ROE of 100% to 109.99% of target	8,500	4,700	3,650	2,000	2,400
Above Target - ROE of 110% of target or more	12,750	7,050	5,475	3,000	3,600
Metric 2. Expense management - Limit expense growth to 5% over 2006 expenses	The Compensation Committee will adjust awards achieved under Metric 1 by the following amounts:
Expense growth of more than 7.5% over 2006	Award achieved under Metric 1 reduced by 50%
Expense growth of 6.0% to 7.5% over 2006	Award achieved under Metric 1 reduced by 25%
Target - expense growth of 5.99% or less over 2006	No adjustment to awards achieved under Metric 1

The Company continued making strong progress toward our long-term goal of increasing ROE, achieving actual ROE of 130.5% of target. In calculating ROE, consistent with the decision adopted in 2006, the Compensation Committee excluded the effect of our fixed-to-variable interest rate swap agreements described above under “Elements of Compensation—Incentive Compensation Plan (“ICP”).”

In determining growth in noninterest expenses, the Compensation Committee excluded the costs of additional employee incentive compensation expenses over target earned as a result of exceeding our profitability targets and the impact of the SVB Alliant goodwill impairment. The Committee also adjusted the noninterest expense calculation to exclude the portion attributable to minority interests. As part of our funds management business, we recognize expenses from funds where we own significantly less than 100%, usually between five and ten percent; however, applicable accounting rules require us to consolidate these expenses in our financial statements. As a result of these exclusions, growth in our noninterest expenses, incorporating these adjustments, was below 5%.

Based on these results, this plan yielded the maximum awards possible under Metric 1, with no adjustments under Metric 2. Since our performance-contingent restricted stock program is based upon a measure determined entirely during the fiscal year, we have therefore already fully determined the likelihood of achieving the target performance and target awards for the 2007 program. The earned restricted stock units are subject to additional time-based vesting, and will fully vest on December 3, 2009, subject to continued service by the NEO through this date.

Retention Program (“RP”)

Each NEO is eligible to participate in the Company’s Retention Program, a long-term incentive plan that allows executives and key members of senior management to share directly in the Company’s investment success. This program serves the Company’s retention goals by providing a long-term cash incentive funded by sources of income which are more highly variable, namely gains on investment funds and warrants. Its funding reflects the positive returns achieved through our venture capital and direct equity investment activities, as well as income realized from warrants obtained through our commercial lending activities.

Under the Retention Program, a separate plan is adopted and plan participants are designated for each fiscal year. The Compensation Committee determines individual NEO allocations in the RP, which give each NEO a stated percentage interest in the future returns on the designated investments in the pool. (The interests are not in the underlying investments themselves, but rather in future distributions or returns to the Company on such investments). Distributions received by the Company are paid to the participants over the term of the applicable plan, which is generally ten years.

For 2007, the Compensation Committee allocated a 10% interest in the Retention Plan to Mr. Wilcox and allocated a 5% interest to each of the other NEOs.

Compensation for Mark MacLennan

We have adopted certain compensation elements solely for Mr. MacLennan, President of SVB Capital, which reflect the typical pay practices utilized by private equity and venture capital firms for their comparable funds management leadership roles. Typical venture capital and private equity fund compensation practices feature a significant variable pay component, including both short-term and long-term incentives.

We provide Mr. MacLennan with short-term incentives through the ICP, as discussed above. Consistent with industry practice, we provide Mr. MacLennan with long-term incentives in the form of “carried interest” allocations. “Carried interest” is the portion of a venture capital or private equity fund’s profits that the fund’s managing entity receives as compensation from its limited partners. (For example, a fund may be entitled to retain 20% of the fund’s profits, after all capital has been returned to limited partners.) Typically, funds allocate a meaningful portion of the total carried interest to key individuals managing the fund in order to motivate these individuals to maximize the fund’s performance by giving them a personal stake in the success or failure of the fund.

During 2007, the Committee augmented Mr. MacLennan’s total compensation in order to better reflect market practice and the growth of SVB Capital. In particular, the Committee:

•	increased Mr. MacLennan’s base salary to $325,000 (effective March 1, 2007);

•	increased Mr. MacLennan’s target ICP level to 100% of base salary;

•	granted Mr. MacLennan a one-time bonus of $100,000; and

•	granted Mr. MacLennan 2 carried interest points in the SVB Capital Partners II fund and 0.2 carried interest points in the Strategic Investors Fund III fund.[2]

Employee Retirement Benefits

Our NEOs are eligible to participate in our qualified retirement plan, the SVB Financial Group 401(k) and Employee Stock Ownership Plan, which is generally available to all of the Company’s employees.3 The SVB Financial Group 401(k) and Employee Stock Ownership Plan is the only Company-funded retirement plan offered to executives.

Our employees, including our NEOs, may make voluntary 401(k) pre-tax deferrals up to the maximum provided for by Internal Revenue Service regulations. The Company provides dollar-for-dollar matching

[2]

Based on Mr. MacLennan’s carried interest allocations, he will receive approximately 2% of net returns from the SVB Capital Partners II fund and approximately 0.2% of the net returns from the Strategic Investors Fund III, with payouts subject to plan vesting. Under the SVB Capital Carried Interest Long-Term Incentive Plan, Mr. MacLennan’s carry allocation in the SVB Capital Partners II Fund the private equity funds will vest in equal increments over 6 years from fund inception. His carry allocation in the Strategic Investors Fund III will vest in equal increments over 5 years from fund inception.

[3]	Due to legal and taxation regulations, this benefit may not be available to all foreign-based employees.

contributions up to a maximum of 5% of cash compensation or the Internal Revenue Section 401(a) compensation limit, whichever is less. Company 401(k) matching contributions vest immediately upon deposit into the individual’s 401(k) account.

The plan also includes an Employee Stock Ownership Plan (ESOP), through which we make discretionary annual contributions ranging from 0% to 10% of eligible compensation under Internal Revenue Section 401(a). The Compensation Committee determines the amount of the ESOP contribution annually based upon the Company’s achievement of budgeted pretax income. For performance equal to budgeted pretax income, the Company funds ESOP contributions at 5% of each eligible employee’s calendar year W-2 compensation (up to the maximum allowable compensation under Internal Revenue Section 401(a)). For performance above budget, the Company funds increasing ESOP contributions, up to a maximum of 10%. For performance below budget, the Company funds decreasing ESOP contributions. The Plan establishes a minimum performance threshold below which no ESOP contribution is funded. All eligible employees receive an ESOP contribution regardless of whether or not they make deferrals in the 401(k) component of the Plan. ESOP contributions are determined in accordance with the Plan and are not adjusted to reflect individual performance. In 2007, ESOP contributions amounted to approximately 7% of eligible compensation. ESOP contributions vest in full after the individual has completed five years of service with the Company.

Deferred Compensation

We do not provide NEOs with any Company-funded deferred compensation benefits. However, in order to help them achieve their retirement objectives, we offer each NEO the opportunity to participate in our Deferred Compensation Plan (“DCP”). The DCP allows the executive to tax defer a portion of their income, beyond what is allowed to be deferred under IRS regulations in the Company’s qualified retirement plan. Specifically, each individual may defer 5% to 25% of their base pay and 5% to 100% of eligible incentive bonuses during each plan year. The Deferred Compensation Plan is an unfunded plan, and participating executives bear the risk of forfeiture in the event that we cannot fund DCP liabilities. We do not match executive deferrals to the Plan, nor do we make any other contributions to the Plan. Further information regarding the DCP is set forth in “Compensation for Named Executive Officers—Non-Qualified Deferred Compensation” below.

Health and Welfare Benefits

Our NEOs are eligible to participate in our standard health and welfare benefits program, which provides insured medical, dental, life, accident, and disability coverage to all of our eligible U.S.-based employees. We do not provide executives with any health and welfare benefits that are not generally available to other Company employees. We provide all eligible employees with a $190 monthly credit to purchase coverage for themselves and their eligible dependents. Those employees who choose not to enroll in our health and welfare benefits program receive these credits in cash.

Executive Termination Benefits

Our NEOs are covered by our Change in Control Severance Plan and the SVB Financial Group Severance Benefit Policy, both of which provide severance benefits for covered terminations of employment as defined in the plans. In the event that an executive meets the eligibility criteria for both plans, we will offset the benefits that are payable so that the total benefits paid are not duplicative. Further information regarding these benefits is set forth in “Compensation for Named Executive Officers—Other Post-Employment Payments” below.

Stock Option and Other Equity Grant Practices

Grant Practices for Executive Officers

The Compensation Committee approves all equity grants that are made to any executive officer of the Company, including the NEOs.

Typically, the Compensation Committee approves annual equity compensation grants to executives in advance during the first or second quarters of the year, and grants are effective after the opening of the Company’s next trading window as specified in our Insider Trading Policy. The exercise price for stock option grants is equal to the closing market price on the grant’s effective date and grants typically have a vesting period of four years. All 2007 grants to our NEOs were made in accordance with this practice.

For newly-hired executives, the Compensation Committee approves any equity grant prior to the executive’s start of employment, and the grant is effective on the executive’s date of hire. The exercise price for stock option grants is equal to the closing market price on the grant’s effective date.

Grant Practices for Other Employees

The Board of Directors has delegated authority to the Stock Committee to make equity grants to non-executive employees under the 2006 Equity Incentive Plan. The Stock Committee is a committee of two, comprised of our Chief Executive Officer and the Chair of our Board of Directors. The Stock Committee has the authority to make equity grants to non-executive employees (other than employees of any level reporting directly to the Chief Executive Officer).

The Stock Committee may make grants only within established individual employee and aggregate share limits and in accordance with established requirements regarding the term, vesting period, exercise price and other terms and conditions for the grant. In addition, all grants of stock options and stock appreciation rights made by the Stock Committee must be made (or become effective) on the first Monday of each month or, where the first Monday is a Company-observed U.S. holiday, on the first Tuesday of such month. The Stock Committee must approve all grants in writing on or before the date of grant, subject to the respective employee remaining an employee as of the date of grant. Finally, management must periodically update the Compensation Committee regarding all grants made by the Stock Committee and must periodically provide a certification that all grants during the reporting period were made in accordance with the limits and procedures. Any grant that does not meet the requirements established for the Stock Committee must be made by the Board of Directors or one of its authorized committees.

It is the Company’s policy to disclose the value of executive equity grants in the Summary Compensation Table and other reports in accordance with the requirements of the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Values reported in the Summary Compensation Table reflect the recognized compensation cost of awards, before reflecting assumed forfeitures, over the requisite service period. These amounts include compensation cost recognized in the 2007 financial statements with respect to awards granted during this fiscal year as well as awards granted in previous fiscal years.

Equity Ownership Guidelines for Executive Officers

In January 2004, the Board of Directors approved the adoption of stock ownership guidelines for the Company’s executive officers, including the NEOs. The Compensation Committee updated these guidelines in 2006 to increase the ownership guideline for the Chief Executive Officer and to stratify the ownership guidelines for other executive officers into two tiers based on their total compensation levels.

These stock ownership guidelines reflect the Board’s belief in the importance of aligning the economic interests of stockholders and management. Under the amended guidelines, the Board has recommended that the Chief Executive Officer own a minimum of 50,000 shares of the Company’s Common Stock, that the Chief Financial Officer, Chief Operating Officer, and Chief Strategy Officer each own a minimum of 12,000 shares of the Company’s Common Stock, and that all other executive officers each own a minimum of 9,500 shares of the Company’s Common Stock. Each executive is given five years after assuming the stated role to reach the designated ownership level, and (subject to exceptions granted by the Compensation Committee due to personal financial reasons) must meet intermediate levels after one and three years. These intermediate levels are 12,500 and 30,000 shares, respectively, for the Chief Executive Officer; 3,000 and 8,000 shares, respectively, for the Chief Financial Officer, Chief Operating Officer, and Chief Strategy Officer, and 2,500 and 6,500, respectively, for the other executive officers.

The Compensation Committee reviews executive equity holdings on a quarterly basis. In evaluating whether executives are meeting the ownership guidelines, the Compensation Committee considers the following as shared owned: (1) shares privately held, (2) shares owned through investment in the Company’s stock fund in the SVB Financial Group 401(k) and Employee Stock Ownership Plan, and (3) unvested restricted stock. The Compensation Committee does not consider vested or unvested stock options to be shares owned for purposes of evaluating adherence to the ownership guidelines.

As of December 31, 2007, each NEO met the applicable ownership guideline.

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid to our named executive officers for the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Stock Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ken Wilcox, Chief Executive Officer	2006	$566,320	$435,000	$642,598	$808,561	$0	$0	$242,546	(3)	$2,695,025
	2007	$627,386	$1,264,000	$451,606	$635,942	$0	$0	$375,334	(4)	$3,354,268

Michael Descheneaux, Chief Financial Officer	2006	$33,174	$0	$4,957	$5,773	$0	$0	$61,046	(5)	$104,949
	2007	$261,307	$385,000	$104,302	$66,116	$0	$0	$195,495	(6)	$1,012,220

Jack Jenkins-Stark, Former Chief Financial Officer	2006	$276,899	$220,000	$379,108	$353,212	$0	$24,950	$114,557	(7)	$1,368,726
	2007	$146,301	$0	$116,389	$368,245	$0	$32,800	$16,385	(8)	$680,121

Greg Becker, Chief Operating Officer (15)	2006	$282,695	$250,000	$293,239	$322,166	$0	$10,977	$139,509	(9)	$1,298,587
	2007	$345,911	$625,000	$223,418	$290,871	$0	$12,737	$215,978	(10)	$1,713,915

Marc Verissimo, Chief Strategy Officer	2006	$286,886	$205,000	$293,239	$324,066	$0	$0	$162,645	(11)	$1,271,837
	2007	$310,679	$441,000	$179,617	$277,100	$0	$0	$223,285	(12)	$1,431,680

Mark MacLennan, President, SVB Capital	2006	$257,510	$165,000	$302,218	$296,253	$0	$0	$123,237	(13)	$1,144,218
	2007	$314,179	$750,000	$291,067	$324,306	$0	$0	$446,799	(14)	$2,126,350

(1)	We have reflected values for the Company’s ICP bonus program under the Bonus column because the ICP program provides for the Compensation Committee’s discretion to make final determinations on individual bonuses. We therefore have classified these payments as part of a discretionary bonus plan which should appear as a Bonus (as opposed to Non-Equity Incentive Plan Compensation).

(2)	Values indicated for stock awards and stock option awards reflect the recognized FAS123R compensation expense, before reflecting assumed forfeitures, during the fiscal year for all stock or stock option awards.

(3)	Other compensation for Ken Wilcox in 2006 includes: (a) RP payment of $200,476; (b) 401(k) Savings Plan matching contribution of $11,000; (c) Employee Stock Ownership Plan contribution of $11,258; and (d) health and welfare benefits of $19,812 paid by the Company.

(4)	Other compensation for Ken Wilcox in 2007 includes: (a) RP payment of $332,021; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; and (d) health and welfare benefits of $16,334 paid by the Company.

(5)	Other compensation for Michael Descheneaux in 2006 includes: (a) RP payment of $3,971; (b) 401(k) Savings Plan matching contribution of $958; (c) Employee Stock Ownership Plan contribution of $4,256; (d) health and welfare benefits of $1,861 paid by the Company; and (e) the first $50,000 installment of his new hire bonus as Managing Director of Accounting and Financial Reporting in 2006.

(6)	Other compensation for Michael Descheneaux in 2007 includes: (a) RP payment of $25,541; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; (d) health and welfare benefits of $16,009 paid by the Company; (e) the second $50,000 installment of his new hire bonus (the first $50,000 installment was paid upon his hire as Managing Director of Accounting and Financial Reporting in 2006); and (f) $38,520 in company-paid housing and $38,445 in travel expenses provided as part of his relocation arrangement.

(7)	Other compensation for Jack Jenkins-Stark in 2006 includes: (a) RP payment of $79,796; (b) 401(k) Savings Plan matching contribution of $11,000; (c) Employee Stock Ownership Plan contribution of $11,258; and (d) health and welfare benefits of $12,503 paid by the Company.

(8)	Other compensation for Jack Jenkins-Stark in 2007 includes: (a) 401(k) Savings Plan matching contribution of $11,250; and (b) health and welfare benefits of $5,135 paid by the Company.

(9)	Other compensation for Greg Becker in 2006 includes: (a) RP payment of $99,554; (b) Warrant Incentive Plan payment of $150; (c) 401(k) Savings Plan matching contribution of $11,000; (d) Employee Stock Ownership Plan contribution of $11,258; and (e) health and welfare benefits of $17,548 paid by the Company.

(10)	Other compensation for Greg Becker in 2007 includes: (a) RP payment of $171,461; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; and (d) health and welfare benefits of $17,537 paid by the Company.

(11)	Other compensation for Marc Verissimo in 2006 includes: (a) RP payment of $104,516; (b) guaranteed bonus of $15,750 paid in April 2006 (in conjunction with a $500,000 interest-free loan made to Marc Verissimo, the Company’s Chief Strategy Officer, the Company agreed in April 2001 to pay Mr. Verissimo a guaranteed annual bonus of $15,750 for five years, subject to his continued employment by the Company, to cover taxes on the imputed interest on the loan, with the first such bonus paid in April 2001 and the final bonus payable in April 2006); (c) 401(k) Savings Plan matching contribution of $11,000; (d) Employee Stock Ownership Plan contribution of $11,258; and (e) health and welfare benefits of $20,121 paid by the Company.

(12)	Other compensation for Marc Verissimo in 2007 includes: (a) RP payment of $180,066; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; and (d) health and welfare benefits of $16,239 paid by the Company.

(13)	Other compensation for Mark MacLennan in 2006 includes: (a) RP payment of $79,796; (b) 401(k) Savings Plan matching contribution of $11,000; (c) Employee Stock Ownership Plan contribution of $11,258; (d) health and welfare benefits of $17,485 paid by the Company; and (e) relocation benefits of $3,698 (including tax gross-up).

(14)	Other compensation for Mark MacLennan in 2007 includes: (a) a one-time bonus of $100,000; (b) RP payment of $132,024; (c) 401(k) Savings Plan matching contribution of $11,250; (d) Employee Stock Ownership Plan contribution of $15,730; (e) health and welfare benefits of $17,473 paid by the Company; and (f) relocation benefits of $170,322 (including tax gross-up).

(15)	Mr. Becker was promoted to the position of President, Silicon Valley Bank, effective March 1, 2008.

We currently do not maintain any employment contracts with any of our named executive officers.

Grants of Plan-Based Awards

The following table set forth all plan-based awards, including both equity awards and non-equity incentive awards under plans, made to our named executive officers during the year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ken Wilcox	May 22, 2007	May 22, 2007							12,750			$672,180
Ken Wilcox	May 22, 2007	May 22, 2007								21,700	$52.72	$389,211
Jack Jenkins-Stark	N/A									N/A
Michael Descheneaux	May 22, 2007	May 22, 2007							5,475			$288,642
Michael Descheneaux	May 22, 2007	May 22, 2007								9,350	$52.72	$167,702
Greg Becker	May 22, 2007	May 22, 2007							7,050			$371,676
Greg Becker	May 22, 2007	May 22, 2007								12,050	$52.72	$216,129
Marc Verissimo	May 22, 2007	May 22, 2007							3,600			$189,792
Marc Verissimo	May 22, 2007	May 22, 2007								6,150	$52.72	$110,306
Mark MacLennan	May 22, 2007	May 22, 2007							3,000			$158,160
Mark MacLennan	May 22, 2007	May 22, 2007								5,100	$52.72	$91,474

(1)	For the performance-contingent restricted stock grants to the NEOs made in 2007, the performance achievement was determined at fiscal year end based upon the performance criteria described under the section of the Compensation Discussion and Analysis entitled “Equity Incentive Plan”. Since the achievement under this performance-contingent restricted stock grant was determined at fiscal year end, there are no estimated future payouts to be disclosed in the table above. Please refer to our discussion under “Equity Incentive Plan” which incorporates a tabular description of our performance-based equity compensation structure for 2007, incuding threshold and maximum awards. Awards will vest on December 3, 2009.

(2)	The restricted stock unit grant was structured to be entirely contingent upon the Company achieving at least 90% of its targeted Return on Equity (ROE) for the second quarter through the fourth quarter of 2007 and the Company controlling 2007 noninterest expense growth. The number of restricted stock units actually granted to each NEO was scaled based on the percentage of actual ROE and expense growth achieved against target. This amount reflects the restricted stock units actually earned under this performance-based structure. The earned performance-contingent restricted stock units are also subject to additional time-based vesting, and will fully vest on December 3, 2009, subject to continued employment through that date.

The Company did not re-price or modify any outstanding option or other equity-based award during 2007.

Option Exercises and Stock Vested

The following table sets forth the number of securities underlying equity awards that vested (in the case of restricted shares) or were exercised (in the case of stock options) by the NEOs during the year ended December 31, 2007, and the value realized upon such vesting or exercise.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Wilcox	72,000	$2,147,058	7,344	$372,733
Jack Jenkins-Stark	22,500	$268,619	1,000	$46,650
Michael Descheneaux			750	$37,260
Greg Becker	13,750	$437,876	3,297	$167,193
Marc Verissimo	13,650	$346,491	3,297	$167,193
Mark MacLennan			4,797	$242,748

Outstanding Equity Awards at Fiscal Year End

The following tables set forth all outstanding equity awards to the named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(29)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Ken Wilcox	10,000	0		0	$23.6880	April 20, 2010
	25,000	0		0	$26.0000	November 16, 2011
	50,000	0		0	$30.8400	May 30, 2012
	30,000	0		0	$17.0700	November 8, 2012
	18,000	0		0	$35.2600	November 3, 2008
	22,500	7,500	(1)	0	$36.5600	April 23, 2011
	16,250	16,250	(2)	0	$46.3100	April 26, 2012
	5,875	17,625	(3)	0	$50.3800	May 2, 2013
	0	21,700	(4)	0	$52.7200	May 22, 2014
							2,343	(5)	$118,087	0	$0
							12,750	(6)	$642,600	0	$0
Michael Descheneaux	2,500	7,500	(7)	0	$46.4200	November 9, 2013
	0	9,350	(8)	0	$52.7200	May 22, 2014
							2,250	(9)	$113,400	0	$0
							5,475	(10)	$275,940	0	$0
Greg Becker	20,000	0		0	$23.6880	April 20, 2010
	20,000	0		0	$26.0630	March 14, 2011
	7,500	0		0	$26.0000	November 16, 2011
	20,000	0		0	$24.0300	January 17, 2012
	7,500	0		0	$31.2900	April 17, 2012
	12,500	0		0	$19.2400	November 5, 2012
	3,750	0		0	$25.1700	May 8, 2008
	15,000	0		0	$35.2600	November 3, 2008
	11,250	3,750	(11)	0	$36.5600	April 23, 2011
	7,500	7,500	(12)	0	$46.3100	April 26, 2012
	2,500	7,500	(13)	0	$50.3800	May 2, 2013
	0	12,050	(14)	0	$52.7200	May 22, 2014
							1,171	(15)	$59,018	0	$0
							7,050	(16)	$355,320	0	$0
Marc Verissimo	12,000	0		0	$23.6880	April 20, 2010
	25,000	0		0	$26.0630	March 14, 2011
	12,500	0		0	$26.0000	November 16, 2011
	12,500	0		0	$31.2900	April 17, 2012
	3,621	0		0	$17.0700	November 8, 2012
	1,350	0		0	$25.1700	May 8, 2008
	15,000	0		0	$35.2600	November 3, 2008
	11,250	3,750	(17)	0	$36.5600	April 23, 2011
	7,500	7,500	(18)	0	$46.3100	April 26, 2012
	2,500	7,500	(19)	0	$50.3800	May 2, 2013
	0	6,150	(20)	0	$52.7200	May 22, 2014
							1,171	(21)	$59,018	0	$0
							3,600	(22)	$181,440	0	$0
Mark MacLennan	30,000	10,000	(23)	0	$40.3100	October 28, 2011
	5,000	5,000	(24)	0	$46.3100	April 26, 2012
	1,875	5,625	(25)	0	$50.3800	May 2, 2013
	0	5,100	(26)	0	$52.7200	May 22, 2014
							1,171	(27)	$59,018	0	$0
							3,000	(28)	$151,200	0	$0

(1)	7,500 shares will vest on April 23, 2008.

(2)	8,125 shares will vest on April 26, 2008; and 8,125 shares will vest on April 26, 2009.

(3)	5,875 shares will vest on May 2, 2008; 5,875 shares will vest on May 2, 2009; and 5,875 shares will vest on May 2, 2010.

(4)	5,425 shares will vest on May 22, 2008; 5,425 shares will vest on May 22, 2009; 5,425 shares will vest on May 22, 2010; and 5,425 shares will vest on May 22, 2011.

(5)	2,343 restricted stock units will vest on November 2, 2008.

(6)	12,750 restricted stock units will vest on December 3, 2009.

(7)	2,500 shares will vest on November 9, 2008; 2,500 shares will vest on November 9, 2009; and 2,500 shares will vest on November 9, 2010.

(8)	2,338 shares will vest on May 22, 2008; 2,338 shares will vest on May 22, 2009; 2,337 shares will vest on May 22, 2010; and 2,337 shares will vest on May 22, 2011.

(9)	750 restricted stock units will vest on November 9, 2008; 750 restricted stock units will vest on November 9, 2009; and 750 restricted stock units will vest on November 9, 2010.

(10)	5,475 restricted stock units will vest on December 3, 2009.

(11)	3,750 shares will vest on April 23, 2008.

(12)	3,750 shares will vest on April 26, 2008; and 3,750 shares will vest on April 26, 2009.

(13)	2,500 shares will vest on May 2, 2008; 2,500 shares will vest on May 2, 2009; and 2,500 shares will vest on May 2, 2010.

(14)	3,013 shares will vest on May 22, 2008; 3,013 shares will vest on May 22, 2009; 3,012 shares will vest on May 22, 2010; and 3,012 shares will vest on May 22, 2011.

(15)	1,171 restricted stock units will vest on November 2, 2008.

(16)	7,050 restricted stock units will vest on December 3, 2009.

(17)	3,750 shares will vest on April 23, 2008.

(18)	3,750 shares will vest on April 26, 2008; and 3,750 shares will vest on April 26, 2009.

(19)	2,500 shares will vest on May 2, 2008; 2,500 shares will vest on May 2, 2009; and 2,500 shares will vest on May 2, 2010.

(20)	1,538 shares will vest on May 22, 2008; 1,538 shares will vest on May 22, 2009; 1,537 shares will vest on May 22, 2010; and 1,537 shares will vest on May 22, 2011.

(21)	1,171 restricted stock units will vest on November 2, 2008.

(22)	3,600 restricted stock units will vest on December 3, 2009.

(23)	10,000 shares will vest on October 28, 2008.

(24)	2,500 shares will vest on April 26, 2008; and 2,500 shares will vest on April 26, 2009.

(25)	1,875 shares will vest on May 2, 2008; 1,875 shares will vest on May 2, 2009; and 1,875 shares will vest on May 2, 2010.

(26)	1,275 shares will vest on May 22, 2008; 1,275 shares will vest on May 22, 2009; 1,275 shares will vest on May 22, 2010; and 1,275 shares will vest on May 22, 2011.

(27)	1,171 restricted stock units will vest on November 2, 2008.

(28)	3,000 restricted stock units will vest on December 3, 2009.

(29)	The market value of unvested stock awards is calculated assuming a market value of $50.40 per share (the closing share price at December 31, 2007).

The exercise price for each of the above stock option grants is equal to the closing market price on the grant date. Each stock option grant vests in equal annual installments over a four year period. Vesting for the restricted stock units is as set forth in footnote (1) of the “Grant of Plan-Based Awards” table.

Pension Benefits

The Company does not maintain any defined benefit pension plans. As a result, none of the named executive officers has any accumulated benefits under any Company defined benefit pension plan.

Non-Qualified Deferred Compensation

The following table sets forth information about executive contributions to, earnings from, and distributions of non-qualified deferred compensation under the Company’s Deferred Compensation Plan. The Company does not maintain any other nonqualified deferred compensation program for its named executive officers.

Under the Company’s Deferred Compensation Plan, each of the NEOs may defer 5% to 25% of their base pay and 5% to 100% of eligible incentive bonuses during each plan year. Deferred amounts appear in the Summary Compensation Table, above, in the columns Salary and/or Bonus, as applicable.

We establish and maintain a bookkeeping account for each participant, which reflects the deferrals made by the executive along with any earnings, expenses, gains and losses credited thereto. The amount in a participant’s bookkeeping account is adjusted for hypothetical investment earnings or losses in an amount equivalent to the gains or losses reported by the investment options selected by the participant (or their beneficiary) from among the investment options designated for this purpose by the Company. A participant may, in accordance with rules and procedures we establish, change their designated investment options for existing or new deferrals. Distributions or withdrawals from the plan will be made in full compliance with the requirements of Internal Revenue Code Section 409A. The amount shown in the column Aggregate Earnings in Last FY reflects the hypothetical investment earnings and/or losses on the NEO’s designated investment options.

The Company does not match executive deferrals to the Deferred Compensation Plan or make any other contributions to the plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Ken Wilcox	N/A		N/A	N/A	N/A	N/A
Jack Jenkins-Stark	$176,274	(1)	$0	$32,800	$0	$499,742
Michael Descheneaux	N/A		N/A	N/A	N/A	N/A
Greg Becker	$0	(2)	$0	$12,737	$0	$128,439
Marc Verissimo	N/A		N/A	N/A	N/A	N/A
Mark MacLennan	N/A		N/A	N/A	N/A	N/A

(1)	Deferred Compensation Plan contributions for Jack Jenkins-Stark during fiscal year 2007 included: (a) deferral of $26,376 in 2007 base salary; (b) deferral of $110,000 from his 2006 bonus paid in February 2007; and (c) deferral of $39,898 from his 2006 RP payout paid in February 2007.

(2)	Greg Becker made no additional Deferred Compensation Plan contributions during fiscal year 2007.

Other Post-Employment Payments

Our NEOs are covered by our Change in Control Severance Plan and the SVB Financial Group Severance Benefit Policy, both of which provide severance benefits for covered terminations of employment as defined in the plans.

Change in Control Severance Plan

Our Change in Control Severance Plan, adopted in 2006, provides a specified severance benefit to our executive officers in the event their employment is involuntarily terminated (or they resign from such employment for a good reason, as defined by the plan) following a change in control of the Company. The Company adopted this plan in order to ensure that its executives did not have a disincentive to consider and, where determined by the Board or stockholders, as appropriate, to be in the Company’s best interests, to act diligently to promote a change in the control of the Company. The Change in Control Severance Plan superseded a broader change in control policy that the Company had adopted in August 2000.

The plan provides for a cash severance payment equal to 300% of base salary and target ICP bonus for the Chief Executive Officer, 200% of base salary and target ICP bonus for the Chief Financial Officer, Chief Operating Officer and Chief Strategy Officer, and 100% of base salary and target ICP bonus for the other executive officers. In addition, it provides for up to 12 months of Company-paid COBRA medical, dental and vision coverage, full vesting of Company contributions to tax-qualified retirement plans, certain outplacement services and, if the total change-in-control benefits to an individual executive exceed the Internal Revenue Code Section 280G limit by more than 10%, a tax gross-up to cover that executive’s excise taxes. (If the total change-in-control benefits to an individual executive do not exceed the Internal Revenue Code Section 280G limit by more than 10%, the Company will cut back the benefits to that executive to the reduced amount necessary so that no excise tax is triggered.) (Further details regarding Plan benefits are set forth in the Plan, which we filed with the SEC on November 9, 2007 as Exhibit 10.27 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.)

In addition to the benefits provided under the Change in Control Severance Plan, the Company’s 1997 Equity Incentive Plan and 2006 Equity Incentive Plan provide for full vesting of outstanding awards in the event of a change in control of the Company, as defined in those plans, in the event that a successor corporation does not assume or substitute an equivalent option or right for the SVB Financial Group equity award.

The circumstances that constitute a “Change in Control” are set forth in the Change in Control Severance Plan. Generally speaking, a Change in Control includes a merger or consolidation, other than a merger or consolidation in which the owners of the Company’s voting securities own fifty percent (50%) or more of the voting securities of the surviving entity; a liquidation or dissolution or the closing of the sale or other disposition of all or substantially all of the Company’s assets; an acquisition by any person, directly or indirectly, of 50% or more of the Company’s voting securities; and an acquisition by any person, directly or indirectly, of 25% or more of the Company’s voting securities and, within twelve (12) months of the occurrence of such event, a change in the composition of the Board occurs as a result of which sixty percent (60%) or fewer of the directors are incumbent directors.

The Change in Control Severance Plan includes a number of restrictive covenants that govern the executives’ rights to receive benefits under the Plan. Specifically, unless the Company provides otherwise in writing, the executive must not directly or indirectly engage in, have any ownership in or participate in the financing, operation, management or control of any person, firm, corporation or business that competes with the Company or its affiliates, or any customer of the Company or its affiliates, for 18 months with respect to the Chief Executive Officer, 12 months for the Chief Financial Officer, Chief Operating Officer and Chief Strategy Officer, and six months for other covered executives. In addition, unless the Company provides otherwise in writing, the executive may not directly or indirectly solicit, recruit or otherwise hire or attempt to hire any employee of the Company or cause any such person to leave his or her employment during the periods described in the previous sentence. Finally, the executive must execute a general release of claims in favor of the Company covering all claims arising out of the executive’s involuntary termination of employment (as defined in the Change in Control Severance Plan) and employment with the Company and its affiliates.

Any benefits payable to an executive under this Plan are reduced by any severance benefits we pay to that executive under any other policy, plan, program, or arrangement, including our Group Severance Benefit Policy.

SVB Financial Group Severance Benefit Policy

The Company’s Severance Benefit Policy provides severance pay and benefits to eligible employees who are involuntarily terminated from employment due to staff reduction, position elimination, closure of a business unit, organization restructuring, or such other circumstances as the Company deems appropriate for the payment of severance benefits. The policy is intended to promote the Company’s ability to modify its workforce and structure while providing a reasonable level of certainty and job security to its employees. The policy covers all regular full-time or regular part-time employees, including the named executive officers.

The policy provides for a cash severance payment based on level of job. For NEOs, this benefit is equal to 6 weeks’ pay per year of service, with a minimum benefit of 6 months’ pay and a maximum benefit of 1 year’s pay. In addition, under the policy the Company continues to make co-payments for COBRA medical, dental, and vision coverage during the severance pay period and pays for certain designated outplacement services provided by a Company-selected external vendor. Any benefits payable to an executive under this Policy are reduced by any severance benefits we pay to that executive under any other policy, plan, program, or arrangement, including our Change in Control Severance Plan.

The following tables summarize the payments which would be payable to our NEOs in the event of various termination scenarios, including voluntary resignation, involuntary termination for cause, involuntary termination (not for cause), involuntary termination after a change-in-control, death, and disability.

Payments Upon Termination Of Employment

	KEN WILCOX, CHIEF EXECUTIVE OFFICER
Compensation and Benefits	Voluntary Resignation (including Retirement)	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$632,000	$3,792,000	$0	$0
Market value of vested, exercisable stock options (1)	$3,505,520	$0	$3,505,520	$3,505,520	$3,505,520	$3,505,520
Market value of unvested stock options which would vest (2)	$0	$0	$0	$170,615	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$760,687	$0	$0
Company-paid health benefits	$0	$0	$17,885	$17,885	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$0	$0	$0	$0
Company-paid outplacement benefits	$0	$0	$15,000	$15,000	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$3,505,520	$0	$4,170,405	$8,261,707	$3,505,520	$3,505,520

	MICHAEL DESCHENEAUX, CHIEF FINANCIAL OFFICER
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$137,500	$935,000	$0	$0
Market value of vested, exercisable stock options (1)	$9,950	$0	$9,950	$9,950	$9,950	$9,950
Market value of unvested stock options which would vest (2)	$0	$0	$0	$29,850	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$389,340	$0	$0
Company-paid health benefits	$0	$0	$18,298	$18,298	$0	$0
Accelerated retirement plan vesting (6)	$0	$0	$3,598	$3,598	$3,598	$3,598
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$9,950	$0	$176,846	$1,393,536	$13,548	$13,548

	GREG BECKER, CHIEF OPERATING OFFICER
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$355,000	$1,278,000	$0	$0
Market value of vested, exercisable stock options (1)	$2,772,343	$0	$2,772,343	$2,772,343	$2,772,343	$2,772,343
Market value of unvested stock options which would vest (2)	$0	$0	$0	$82,725	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$414,338	$0	$0
Company-paid health benefits	$0	$0	$19,031	$19,031	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$0	$0	$0	$0
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (7)	$128,439	$128,439	$128,439	$128,439	$128,439	$128,439
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$2,900,782	$128,439	$3,282,313	$4,702,376	$2,900,782	$2,900,782

	MARC VERISSIMO, CHIEF STRATEGY OFFICER
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$315,000	$1,071,000	$0	$0
Market value of vested, exercisable stock options (1)	$2,041,117	$0	$2,041,117	$2,041,117	$2,041,117	$2,041,117
Market value of unvested stock options which would vest (2)	$0	$0	$0	$82,725	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$240,458	$0	$0
Company-paid health benefits	$0	$0	$18,298	$18,298	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$0	$0	$0	$0
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$2,041,117	$0	$2,381,915	$3,461,098	$2,041,117	$2,041,117

	MARK MACLENNAN, PRESIDENT, SVB CAPITAL
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$162,500	$650,000	$0	$0
Market value of vested, exercisable stock options (1)	$323,188	$0	$323,188	$323,188	$323,188	$323,188
Market value of unvested stock options which would vest (2)	$0	$0	$0	$121,463	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$210,218	$0	$0
Company-paid health benefits	$0	$0	$19,031	$19,031	$0	$0
Accelerated retirement plan vesting (8)	$0	$0	$15,345	$15,345	$0	$0
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$323,188	$0	$527,564	$1,346,745	$323,188	$323,188

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $50.40 per share (the closing share price at December 31, 2007).

(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $50.40 per share (the closing share price at December 31, 2007).

(3)	The market value of unvested restricted stock which would accelerate in vesting under a Change in Control is calculated assuming a market value of $50.40 per share (the closing share price at December 31, 2007).

(4)	This NEO is fully vested in his retirement plan account.

(5)	This NEO does not participate in our Deferred Compensation Plan.

(6)	Mr. Descheneaux was 20% vested in his retirement plan account at December 31, 2007.

(7)	Deferred Compensation Plan balance for Mr. Becker reflects account balance at December 31, 2007.

(8)	Mr. MacLennan was 60% vested in his retirement plan account at December 31, 2007.

COMPENSATION FOR DIRECTORS

The following table sets forth the amounts paid to each member of the Company’s Board of Directors then in office during the year ended December 31, 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total	Grant Date Fair Value of Stock and Option Awards ($) (2)
Alex W. Hart (3)	$159,000	$202,499	$0	$0	$0	$1,740	$363,238	$199,985
Eric A. Benhamou (4)	$49,625	$101,249	$0	$0	$0		$150,874	$99,993
David M. Clapper (5)	$68,000	$101,249	$0	$0	$0		$169,249	$99,993
Roger F. Dunbar (6)	$99,125	$101,249	$0	$0	$0		$200,374	$99,993
Joel P. Friedman (7)	$75,375	$101,249	$0	$0	$0		$176,624	$99,993
G. Felda Hardymon (8)	$54,000	$101,249	$0	$0	$0	$1,740	$156,989	$99,993
C. Richard Kramlich (9)	$57,500	$101,249	$0	$0	$0		$158,749	$99,993
James R. Porter (10)	$69,125	$101,249	$0	$0	$0	$6,577	$176,951	$99,993
Michaela K. Rodeno (11)	$69,125	$101,249	$0	$0	$0	$1,740	$172,114	$99,993
Kyung H. Yoon (12)	$59,125	$66,952	$0	$0	$0		$126,077	$99,993

(1)	Mr. Jim Porter received payouts for his participation in the 2000, 2001, and 2002 Retention Program plans. Mr. Pete Hart, Mr. G. Felda Hardymon, and Ms. Michaela Rodeno received payouts for their participation in the 2002 Retention Program plan.

(2)	Grant date fair value data is provided for informational purposes and is not included in the amounts shown in the “Total” column. The share value of stock on the grant date of May 14, 2007 was $52.27 per share.

(3)	At fiscal year end, Mr. Hart had 2,750 vested stock options and 3,826 unvested shares of restricted stock outstanding.

(4)	At fiscal year end, Mr. Benhamou had 1,913 unvested shares of restricted stock outstanding.

(5)	At fiscal year end, Mr. Clapper had 1,913 unvested shares of restricted stock outstanding.

(6)	At fiscal year end, Mr. Dunbar had 1,913 unvested shares of restricted stock outstanding.

(7)	At fiscal year end, Mr. Friedman had 1,913 unvested shares of restricted stock outstanding.

(8)	At fiscal year end, Mr. Hardymon had 2,000 vested stock options and 1,913 unvested shares of restricted stock outstanding.

(9)	At fiscal year end, Mr. Kramlich had 1,913 unvested shares of restricted stock outstanding.

(10)	At fiscal year end, Mr. Porter had 18,750 vested stock options and 1,913 unvested shares of restricted stock outstanding.

(11)	At fiscal year end, Ms. Rodeno had 4,750 vested stock options and 1,913 unvested shares of restricted stock outstanding.

(12)	At fiscal year end, Ms. Yoon had 1,913 unvested shares of restricted stock outstanding.

The Compensation Committee establishes the compensation arrangement for directors, using a combination of annual retainer fees, meeting fees and annual equity awards. In prior years, the Company allowed its directors to participate in the Company’s Retention Program. Certain long-term directors continue to receive benefits under that Program, as described below.

The new annual term for directors began on April 26, 2007, following election by stockholders on April 26, 2007. In 2007, the Compensation Committee reviewed a competitive market study of director compensation prepared by the Compensation Committee’s independent consultant. The competitive market study concluded that increases to the annual cash retainer for all directors and increases to some Committee members’ fees were appropriate. The Compensation Committee approved these increases which became effective on April 26, 2007.

In addition to the fee structure outlined below, the Compensation Committee also adopted a change in its equity grants for nonemployee directors, targeting a specific value of equity award to directors ($200,000 for the Chairperson of the Board; $100,000 for all other nonemployee directors), rather than a fixed number of shares.

In October 2007 the Compensation Committee approved a voluntary deferral arrangement and form of agreement under the 2006 Equity Incentive Plan, which allows nonemployee directors to elect an irrevocable deferral of the receipt of restricted stock unit awards until: (a) a specific future settlement date that meets the requirements of Internal Revenue Code 409A, (b) separation from service, (c) the date of a Change in Control, (d) death, or (e) date of disability. Elections will apply to restricted stock unit awards received during 2008. Mr. Hardymon and Ms. Yoon elected to defer the receipt of their 2008 equity grants.

The elements of compensation paid to each director during the year ended December 31, 2007 are as follows:

Fees. Each of the Company’s non-employee directors received:

•	An annual retainer fee of $35,000; and

•

A per-meeting fee of $1,000 for each Board meeting attended in person and a per-meeting fee of $500 for each Board meeting held entirely by telephone. (The meeting fee for the multi-day strategy session was $2,000.)

In addition to the above:

•	The chairperson of the Board of Directors received an additional annual fee of $90,000.

•

The chairperson of the Audit Committee received an additional annual fee of $15,000, and the chairpersons of each of the Compensation Committee, Directors’ Loan Committee, Finance Committee and Governance Committee received an additional annual fee of $10,000.

•	Each member of the Audit Committee received a fee of $2,500 for each Audit Committee meeting attended in person, $1,250 for each Audit Committee meeting held entirely by telephone.

•

For members of all other committees, for meetings held prior to April 26, 2007, each committee member received a fee of $1,250 for each committee meeting attended in person, and $625 for each committee meeting held entirely by telephone. For meetings held April 26, 2007 and later, each committee member received a fee of $1,500 for each committee meeting attended in person, and $750 for each committee meeting held entirely by telephone.

The members of the Board of Directors are also eligible for reimbursement for their reasonable expenses incurred in connection with attendance at meetings in accordance with Company policy.

Restricted Stock. During fiscal year 2007, the Company granted 3,826 shares of restricted Company stock to the Chairman of the Board and 1,913 restricted shares to each of the other non-employee directors elected at the annual stockholders meeting (Messrs. Benhamou, Clapper, Dunbar, Friedman, Hardymon, Kramlich, Porter, and Ms. Rodeno and Ms. Yoon). The shares were granted on May 14, 2007 and will vest in full on April 23, 2008.

Retention Program. In prior years, certain directors participated in the Company’s Retention Program, under which they received distributions for 2007. Messrs. Hardymon and Hart and Ms. Rodeno were participants in the 2002 plan and each received in February 2008 a distribution of $1,740. Mr. Porter was a participant in the 2000, 2001 and 2002 plans and received a distribution of $6,577 in February 2008. No directors participate in any plan years subsequent to 2002.

During 2007, the Company paid a total of $1,851,241 in compensation to its non-employee directors.

Director Equity Ownership Guidelines. During 2007, the Governance Committee of the Board of Directors adopted equity ownership guidelines for the Company’s non-employee directors, which were designed to reflect equity ownership equivalent to three times the annual retainers paid to directors.

Under these guidelines, the Governance Committee has recommended that, within five years of assuming the role, the Chairperson of the Board own a minimum of 7,150 shares of the Company’s Common Stock, and that other non-employee directors each own a minimum of 2,000 shares of the Company’s Common Stock. As of December 31, 2007, all directors met the guidelines, by ownership of the requisite number of shares or having served less than five years on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee performed all compensation functions of the Board of Directors, including administration of the Company’s stock-based employee benefit plans. (See discussion above under “Board Committees and Meeting Attendance” for additional information on the Compensation Committee.) As noted above, the Compensation Committee is currently chaired by Ms. Rodeno, with Messrs. Hart, Kramlich and Porter and Ms. Yoon serving as members. None of the aforementioned persons has ever been an officer or employee of the Company. Mr. Wilcox does not participate in any Compensation Committee discussions related to his performance or compensation. See descriptions of related transactions between the Company and each of members of the Compensation Committee, if any, under “Certain Relationships and Related Transactions” below.

None of the Company’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Company currently has in place a written policy on related party transactions (“Related Party Policy”), which governs the transactions involving the Company and certain related persons that are required to be disclosed under Item 404 of the SEC’s Regulation S-K (“S-K 404”). Under the Related Party Policy, any transaction, arrangement or relationship in which:

•	the Company is a participant;

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; and

•	a related person has or will have a direct or indirect material interest,

will be considered an interested transaction and required to be approved by the Audit Committee of the Board of Directors. Transactions not required to be disclosed under S-K 404 are excluded from this policy. Any of the following persons is considered a related person under the Related Party Policy:

•	Any director or executive officer of the Company;

•	Any nominee for director of the Company;

•	Any holder of more than 5% of the Company’s Common Stock; and

•	Any immediate family member of any of the above.

Management of the Company has primary responsibility for identifying such related party transactions, which may include, from time to time, loan transactions by the Company or the Bank, investments through SVB Capital, and other business transactions involving our subsidiaries, such as SVB Analytics or SVB Global. The Audit Committee has responsibility for reviewing these transactions for potential conflicts of interests and approving them (or denying approval, as the case may be). Under the Related Party Policy, the Audit Committee’s approval may be granted in advance, as a ratification or based on certain standing approvals previously authorized by resolution. The Audit Committee may delegate its approval authority under the Related Party Policy to the committee chairperson.

Insider Loan Policy

The Bank has in place a policy, as approved by the Directors’ Loan Committee, which permits the Bank to make loans to directors, executive officers and principal stockholders (“Insiders”) and the related interests of those Insiders (“Insider Loans”). The Insider Loan policy is designed to comply with Regulation O of the Federal Reserve Act. Insider Loans qualify for an exemption from Section 402 of the Sarbanes-Oxley Act of 2002 as they are made by the Bank and subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Pursuant to Regulation O, the Insider Loan policy authorizes the Bank to make Insider Loans if such Insider Loans: (a) are approved in advance by a majority of the Board of Directors of the Bank; (b) are extended under the same terms and conditions and rates as those prevailing at the time of the Insider Loan for comparable transactions with other Bank clients; and (c) do not have more than a normal risk of failure of repayment to the Bank or other unfavorable features. The Insider whose credit extension is subject to Board approval must not participate either directly or indirectly in the voting to approve such extension of credit. Prior approval of the Board of Directors of the Bank is not required for an extension of credit made pursuant to a line of credit that was approved by the Board of Directors within 14 months of the date of the extension so long as the aggregate amount of all outstanding extensions of credit to the Insider does not exceed $500,000.

The Insider Loan policy also limits the aggregate amount of all loans to any Insider and his or her related interests. The Insider Loan policy also prohibits the Bank from paying an overdraft on a personal bank account of an Insider except if the overdraft is inadvertent, the aggregated amount of all overdrafts to the Insider at any time is $1,000 or less and the overdraft is outstanding for less than five business days.

Loan Transactions

During 2007, the Bank made loans to related parties, including certain companies in which certain of our directors or their affiliated venture funds are beneficial owners of ten percent or more of the equity securities of such companies. Such loans: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

Fund Investments

Managed Funds

In 2000, we formed two venture investment funds: SVB Strategic Investors Fund, LP (“SIF I”) and Silicon Valley BancVentures, LP (“SVBV”). SIF I is a $121.8 million fund that primarily invests in private equity funds and SVBV is a $56.1 million direct equity investment fund that invests in privately-held companies. Both funds are managed by their respective general partners, which are wholly-owned subsidiaries of SVB Financial and hold a minority interest in the respective funds. Certain of our directors have also invested in the funds and hold a minority interest: Messrs. Hardymon (through his family limited partnership) ($0.9 million) and Porter ($0.5 million) are limited partners of SIF I, and Messrs. Hardymon (through his family limited partnership) ($1.5 million) and Kramlich ($1.0 million) are limited partners of SVBV. H.A. Schupf, a principal stockholder in 2007, is also a limited partner in SVBV ($0.5 million).

In 2004, we created SVB Strategic Investors Fund II, LP (“SIF II”). SIF II is a $175.0 million fund-of-funds that invests primarily in private equity funds. SIF II is managed by its general partner, which is a wholly-owned subsidiary of SVB Financial and holds a minority interest in the fund. Certain of our directors have invested in SIF II and hold a minority interest as a limited partner: Messrs. Hardymon (through his family limited partnership) ($1.0 million) and Porter ($0.1 million).

In 2006, we created SVB India Capital Partners I, LP (“SICP”), a $53.9 million direct equity investment fund that invests in privately-held companies in India. SICP is managed by its general partner, which is a wholly-owned subsidiary of SVB Financial and holds a minority interest in the fund. Certain of our directors have invested in SICP and hold a minority interest as a limited partner: Messrs. Benhamou (through Benhamou Global Ventures) ($0.3 million), Friedman (through his family trust) ($0.1 million), and Porter ($0.2 million) and Mmes. Krishnan (through her family trust) ($0.3 million) and Rodeno ($0.3 million). Mr. Schupf is also a limited partner in SICP ($0.5 million).

In 2007, we created SVB Capital Partners II, LP (“SCPII”), a $90.1 million fund that invests in privately-held companies. SCPII is managed by its general partner, a wholly-owned subsidiary of SVB Financial, which holds a minority interest in the fund. One of our directors has invested in SCPII and holds a minority interest as a limited partner: Mr. Hardymon (through his family limited partnership) ($0.5 million).

Sponsored Funds

In 2003, Gold Hill Venture Lending 03, LP, a venture debt fund, and certain affiliated funds (the “Gold Hill Funds”) were created. The total size of the Gold Hill Funds is approximately $214.1 million. We have a majority interest in the general partner of the Gold Hill Funds, in addition to being a limited partner in one of the Gold Hill Funds. Our combined commitment total in the general partner and the Gold Hill Funds is $20.0 million. Certain of our directors are also limited partners of the Gold Hill Funds and hold a minority interest: Mr. Hardymon (through his family limited partnership) ($2.5 million) and Ms. Rodeno ($0.2 million).

In 2005, Partners for Growth II, LP, a special situation debt fund (“PFG II”), was created. The total size of PFG II is approximately $62.0 million. The general partner of PFG II is not owned or controlled by us. Certain of our directors are also limited partners in PFG II and hold a minority interest: Mr. Hardymon ($1.0 million) and Ms. Rodeno ($0.3 million).

Employee Funds

In 2000, we created SVB Qualified Investors Fund, LLC (“QIF”), a $7.6 million investment fund for employees that met certain eligibility requirements. To be eligible to participate in QIF, an employee must be of a certain grade level and must be an “accredited investor,” as such term is defined by the SEC. QIF was initially capitalized by commitments and contributions from certain eligible employees including our senior management. All employee participants are required to invest in this fund with their own money, but we manage the fund and pay all administrative costs associated with the fund. QIF’s principal purpose is to invest in a select number of private equity funds managed primarily by us or our affiliates. In 2007, the following individuals were executive officers who participated in QIF, each with individual commitment amounts ranging between $0.1 million and $0.5 million: Messrs. Wilcox, Becker, Jack Jenkins-Stark (former Chief Financial Officer), Kellogg, and Verissimo. QIF is also a limited partner of, and holds a minority interest in, each of SIF I ($2.7 million), SIF II ($2.1 million) and SVBV ($2.0 million).

In 2005, we formed SVB Qualified Investors Fund II, LLC (“QIF II”), a $5.1 million investment fund for employees that met certain eligibility requirements similar to those of QIF. All employee participants are required to invest in this fund with their own money, but we manage the fund and pay all administrative costs associated with the fund. QIF II’s principal purpose is to invest in a select number of private equity funds managed primarily by us or our affiliates. In 2007, the following individuals were executive officers who participated in QIF II, each with individual commitment amounts ranging between $0.05 million and $0.3 million: Messrs. Wilcox, Becker, Jack Jenkins-Stark (former Chief Financial Officer), Kellogg and Verissimo, and Mmes. Dent and Lynda Ward-Pierce (former Head of Human Resources). QIF II is also a limited partner of, and holds a minority interest in, each of SIF II ($0.4 million), SCPII ($0.75 million), SICP ($0.5 million), and SVB Strategic Investors Fund III, L.P. (“SIF III”) ($1.0 million). SIF III is a $255.5 million fund-of-funds that invests primarily in private equity funds. SIF III is managed by its general partner, which is a wholly-owned subsidiary of SVB Financial and holds a minority interest in the fund.

Other Transactions

In May 2007, SVB Business Partners (Shanghai) Co., Ltd., a wholly-owned subsidiary of SVB Financial (“SVB Shanghai”), amended its agreement with New Enterprise Associates (Beijing), Ltd. (“NEA Beijing”), under which SVB Shanghai provides business consulting services, to increase its annual services fees to $87,000. The original agreement was entered into in October 2006 for a three year term. NEA Beijing is a wholly-owned subsidiary of NEA Management Company, LLC, a company in which Richard Kramlich, a director of SVB Financial, has an ownership interest.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals

For a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the annual meeting next year, the written proposal must be received by the our Corporate Secretary at our principal executive offices no later than November 24, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Company’s Proxy Statement is instead a reasonable time before SVB Financial Group begins to print and mail its Proxy materials. Such proposals also will need to comply with the SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

SVB Financial Group

3005 Tasman Drive

Santa Clara, California 95054

Fax: (408) 496-2545

For a stockholder proposal that is not intended to be included in the Company’s Proxy Statement under Rule 14a-8, the stockholder must deliver a Proxy Statement and form of Proxy to holders of a sufficient number of shares of our Common Stock to approve that proposal, provide the information required by our bylaws and give timely notice to the our Corporate Secretary in accordance with our bylaws. In general, our bylaws require that the notice be received by our Corporate Secretary:

•	Not earlier than the close of business on December 26, 2008, and

•	Not later than the close of business on January 24, 2009.

However, if the date of the stockholder meeting is moved more than 30 days before or 60 days after the first anniversary of the Company’s annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in the Company’s Proxy Statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

Nomination of Director Candidates

You may propose director candidates for consideration by the Board’s Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a Proxy Statement and form of Proxy to holders of a sufficient number of shares of our Common Stock to elect such nominee and provide the information required by our bylaws, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to the Company and its stockholders. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals.”

COPY OF BYLAW PROVISIONS

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws also are available through the SEC’s website at http://www.sec.gov.

2007 ANNUAL REPORT

Stockholders who wish to obtain copies of the Company’s 2007 Annual Report on Form 10-K for the year ended December 31, 2007, without charge, should address a written request to Lisa Bertolet, Stock Administration, SVB Financial Group, 3003 Tasman Drive, Santa Clara, California 95054 (Facsimile: (408) 496-2405). The report is also available electronically at www.svb.com/2008proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Meeting. However, if other matters do properly come before the Meeting, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

SVB FINANCIAL GROUP

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 24, 2008

4:00 p.m.

OFFICES OF SVB FINANCIAL GROUP

3005 Tasman Drive

Santa Clara, California 95054

SVB Financial Group

SVB Financial Group

3005 Tasman Drive

Santa Clara, California 95054

Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on April 24, 2008.

The undersigned appoints KENNETH P. WILCOX and MARY J. DENT, or either of them, with full power of substitution for himself or herself, as the Proxy Holder of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of SVB Financial Group to be held on Thursday, April 24, 2008, at 4:00 p.m. local time, at the Company’s offices located at 3005 Tasman Drive, Santa Clara, California 95054 and any postponements or adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner.

If the undersigned holds shares in its name, and signs and returns this proxy card without giving specific voting instructions, the undersigned’s shares will be voted as recommended by the Company’s Board on each of the matters set forth below and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

STOCKHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

There are three ways to vote your Proxy

COMPANY #

Your telephone or Internet vote authorizes the Proxy Holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2008.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/sivb — QUICK EASY IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2008.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we’ve provided or return it to SVB Financial Group, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR each of the proposals.

1. To elect directors to serve for the ensuing year and until their successors are elected

01 Eric A. Benhamou

02 David M. Clapper

03 Roger F. Dunbar

04 Joel P. Friedman

05 G. Felda Hardymon

06 Alex W. “Pete” Hart

07 C. Richard Kramlich

08 Lata Krishnan

09 James R. Porter

10 Michaela K. Rodeno

11 Kenneth P. Wilcox

12 Kyung H. Yoon

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2008.

For Against Abstain

3. To transact such other business as may properly come before the meeting and any postponements or adjournment thereof, according to the Proxy Holders’ decision and in their discretion.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE NOMINEES AND PROPOSALS, AND WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, AS THE SAID PROXY HOLDERS DEEM ADVISABLE.

Address Change? Mark Box Indicate changes below: I plan to attend the meeting. YES

Date, 2008

Signature(s) in Box

Sign exactly as your name(s) appear(s) on your stock certificate. An entity (such as a corporation or partnership) is requested to sign its name by a duly authorized signatory, with the capacity in which signed designated. Executors, administrators, trustees, and similar fiduciaries are requested to so indicate when signing. If stock is registered in two names, both should sign.